Exhibit 4.49
LICENSE AND DISTRIBUTION AGREEMENT
This license and distribution agreement (the “Agreement”) is made and entered into upon the 13 day of Dec. 2006 (the “Effective Date”), by and between HanbitSoft Inc., a corporation duly organized and existing under the laws of the Republic of Korea, having its principal office at Specialty Construction Center 25F, 395-70, Shindaebang-2dong, Dongjak-gu, Seoul, Republic of Korea; (“HBS”) and DRAGONGATE ENTERPRISES LIMITED, a company incorporated, organized and existing under the laws of British Virgin Islands, having its principal office at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“Licensee”).
RECITALS
WHEREAS, HBS has acquired a license to publish and distribute in certain territories in Asia an OLMMP game entitled Hellgate: London, developed and owned by Flagship Studios, Inc. (“Flagship”); and HBS is duly authorized and has the right to sublicense the same; and
WHEREAS, Licensee has previously published an OLMMP game and represents that it has the desire, capability and capacity to market, host, and operate the Game (defined below) and perform the other rights and obligations of Licensee described herein in a high-quality manner within and throughout the Territory; and
WHEREAS, HBS is willing to license the Game (defined below) to Licensee in accordance with the terms and conditions contained herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, HBS and Licensee agree as follows:
1.	Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, whenever used in this Agreement, the following terms shall have the following specified meanings:
1.1.	“Account” means the collection of database records which describes a user of the Localized Client software who connects to the Local Server for the purpose of playing the Localized Game as well as the user’s associated character records. The Account includes all information pertaining to the user as collected in setting up an Account for the Game as determined by HBS, which may include, but not be limited to, full name, address, e-mail address, phone number, game card number, unique account ID and associated usage statistics such as time played.

1.2.	“Alpha” means the first playable form of a software application with at least 75% of the final functionality, graphics, sound, video and text of the completed application.

1.3.	“Anti-Cheating Software” means software developed by Flagship, HBS, the Licensee, or licensed from a third party provider that is distributed with the Client software and which detects, on the user’s computer running the Game Client, the presence of any unauthorized software or hardware which modifies or monitors the hardware, Client software, the network stream, or the operating system with the effect of altering the game experience or providing an advantage to the user in any way not intended by Flagship/HBS.

1.4.	“Approved” or “Approval” means consent provided by an authorized representative of HBS, and/or Flagship as the case may be.

1.5.	“Beta” means a version of a software application ready for testing in complete form (ninety percent (90%) functionality, graphics, content, sound, video, and text). “Closed Beta” means the secured and non-public testing of the Beta version of the Localized Game by a group of end users,selected by Licensee in consultation with HBS, and subject to a “clickthrough” Beta End User

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License Agreement to be provided by HBS (“Beta License Agreement”) prior to Open Beta, “Open Beta” means a secure testing by public applicants to the beta testing program, subject to the Beta License Agreement and subject to HBS’s and Flagship’s approval, of a follow up and new Beta version of the Localized Game prior to Commercial Release.

1.6.	“Billing System” means the collection of software, hardware and data utilized by the Licensee that associates Accounts with revenue generation methods set forth in Section 6.1 and Exhibit D and is responsible for the accurate tracking and billing of those revenue generation methods. HBS, at its discretion, may require reasonable minimum functionality and technical specifications of the Billing System from time to time.

1.7.	“Client” means: (i) object code which may be acquired and installed by a User either on some form of tangible media (e.g., a CD-ROM, DVD-ROM, etc.) or by means of a “download” or transmission via an online connection, or which is pre-installed on (i.e., bundled with) a computer which, when installed on a User’s computer which is connected to the Internet, allows access to and communication with the Server Software; and (ii) any and all manuals, specifications, user guides and other documentation related thereto.

1.8.	“Commercial Release” or “Commercially Released” means the license, sale or making available for sale, use or download of a Game able to connect to Server Software, except for any Closed or Open Beta testing, or similar quality control testing by a limited number of Users, who are not charged for the use or operation of the Game. “Commercial Release Date” means the date on which the Localized Game is officially announced to be launched on the Local Server and commercially made available to the general public in the Territory.

1.9.	“Concurrency” means the number of users connected to the Local Server at any given time. “Peak Concurrency” means the maximum number of users connected to the Local Server at any one time, as measured over a period of time such as a day, week, or month. “Average Concurrency” means the average of the number of users connected to the Local Server as measured over a given period of time such as a day, week, or month.

1.10.	“Copyrights” means all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all design rights, copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

1.11.	“EULA” means the end user license for the Game, as may be modified by HBS or by Licensee following written approval by HBS (which approval may be withheld in HBS’s sole discretion),from time to time, which shall be included in the set up of a User Account and/or installation of the Localized Game.

1.12.	“Expansion” means additional content for the Game that is sold and/or licensed as a separate product and/or separate SKU from the Game, including, without limitation, as a “bundle” with the Game as a separate SKU from the Game, but upon installation to a personal computer, is incorporated into the Game and requires the Game to be installed on the same personal computer to be played. For purposes of clarification, an Expansion does not include an incremental update or upgrade to the Game which corrects errors and bugs in the Game and may, in addition to such corrections provide incremental new content.

1.13.	“Exploit” or the “Exploitation” means to exercise the rights granted to Licensee in Section 2 below.

1.14.	“Flagship Trademarks” means the titles, Trademarks, and/or trade names of Hellgate: London™, Flagship Studios™, and their associated logos, the names of any characters or persons that appear or are described in the Game, the names of the places, scenes, things and events described in the Game, and short phrases, short sayings and the like that are set forth in the Game, as well as any translations, foreign language equivalents and combinations of the foregoing belonging to Flagship as the case may be.

1.15.	“Flagship/HBS” means either Flagship or HBS, or both, acting collectively.

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1.16.	“Game” means the initial version of the Client (i.e. Client v. 1.0) for the video game entitled Hellgate: London as designed to function on a personal computer utilizing Microsoft Windows NT, 2000, XP and Vista operating systems, and any updates and upgrades thereto that may be provided (but are not obligated to be provided) by HBS to Licensee. For purposes of clarification, as licensed under this Agreement, the Game does not include any sequels, prequels, derivative works (other than Expansions) and/or “ports” to the Game which are sold and/or licensed as a separate product and/or separate SKU (each, a “Sequel”), regardless of whether any such Sequels use the names “Hellgate” or “Hellgate: London” in their titles. Unless specified otherwise in this Agreement reference to the Game shall also refer to Expansions.

1.17.	“Game Card” shall mean the tangible card containing a unique code (or other unique mark) of which shall be generated by HBS, corresponding to a fixed length of play time for a single Account to connect to the Game Local Servers. Users may only access the Local Servers by using valid Game Cards generated by the Licensee. All Game Cards shall expire after their fixed length of play time has passed and in any event all Game Cards will expire upon the expiration or earlier termination of this Agreement. Expiration of all Game Cards terminates HBS’s support obligations. Unless specified otherwise in this Agreement reference to Game Cards shall also refer to Online Virtual Game Cards.

1.18.	“Game Data” means the data that the Server Software accesses to store the permanent and persistent information about the state of the Realms including, but not limited to, characters, Accounts, logs, items, quests, monsters, guilds and other game and player information. HBS shall have access to Game Data at all times.

1.19.	“Game Unit Commerce” means the trading in Virtual Property in exchange for real-world value (e.g., money or bartering for goods and services outside of the Game).

1.20.	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental authority or the regulations stipulated by any administrative authority of a stock exchange market.

1.21.	“Gross Sales” means all revenues received or recognized by Licensee, its agents or any sublicensees preapproved by HBS in writing, under International Accounting Standards arising out of or resulting from the Commercial Release or other Exploitation of the licenses granted under this Agreement, including without limitation both Retail Sales Revenue and Online Revenue.

1.22.	“Hacking” means any unauthorized access, programming or modification of computer code, or other action related to any Game component, including without limitation, the Server Software, Client, Billing System, Game Data, any database, or other component of the Game, and including without limitation, any cheats, any activity that may be construed as fraud and related activity in connection with computers under 18 U.S.C. 1030, or any illegal activity under the Digital Millennium Copyright Act (“DMCA”).

1.23.	“Hardware” means the physical computers, networking equipment, support equipment, wiring and associated equipment required to run the Game Server Software and databases.

1.24.	“HBS Contractor” means a Person hired by HBS to provide service related to the implementation of the Localized Game, including without limitation, Licensee’s exploitation or implementation of its rights or obligations hereunder.

1.25.	“Implementation Plan” means the project deliverables, milestones and dates for the implementation of the Game set out in Exhibit B, which shall include, without limitation, the Localization schedule, employee hiring plan and schedule, Hardware acquisition, implementation and testing schedule, and Billing System development, implementation and testing schedule.

1.26.	“Instructional Guide” means a work of authorship based on text and graphic elements that accompanies the Localized Game or Game Cards, and is designed for the primary purpose of instructing or guiding the player of the Localized Game in the game play embodied therein.

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1.27.	“Integration” means the process of merging a Localization into a software application. The past tense of Integration is “Integrated” which definition shall also mean that such software application has passed quality assurance testing.

1.28.	“Intellectual Property Rights” means, collectively, worldwide Patents, Trade Secrets, Copyrights,moral rights (moral rights include the right of an author to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing), trade names, Trademarks,rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing.

1.29.	“International Accounting Standards” means for purposes of revenue recognition, revenue is recognized when online game playtime has been used or otherwise consumed by players; prepaid subscription fees and royalty fees are deferred in B/S, hardware depreciation = straight line; and,card expiration dates, if any, and accounting differences between flat-rate monthly cards and stored-value, hourly cards.

1.30.	“Law” means any federal, state, foreign or local law, common law, statute, ordinance, rule,regulation, code or Governmental Order.

1.31.	“Localize or Localization” means the modification of English materials to meet the needs of the Chinese-speaking users in the Territory. This may include code changes, additions and alterations to the feature set, changes in the text, data, music, voices, sounds or new art. The intent being to provide a more culturally acceptable product. “Localized” means the state of such material after it has completed Localization and been approved by HBS. To the extent that HBS determines that the Traditional Chinese language version of the Game will be published in a country within the Territory, the English materials provided by HBS shall be “Localized” by Licensee and will be approved by HBS to publish such materials in such country.

1.32.	“Local Server” means the dedicated servers hosting the Localized Server Software in the Territory,

1.33.	“Marketing Materials” means any items that have been preapproved by HBS and Flagship in the following categories: advertising, marketing, promotional, packaging materials, Promotional Merchandise or other similar materials (including without limitation any product specific Internet sites), or anything created by or on behalf of Licensee and preapproved by HBS and Flagship for use in connection with the advertising, marketing, promotion or distribution of the Localized Game.

1.34.	“Marketing Plan” means a marketing plan prepared by Licensee in accordance with the guidelines set forth in Exhibit C which Licensee shall act upon pursuant to Section 5.

1.35.	“OLMMP” means a type of interactive game software that is generally known in the industry as an “online massively-multiplayer game”, and includes server software that operates on one or more network servers, but that may also include client software distributed to end-users for use or operation on a computing platform which nonetheless must be online to enable the use of any or most of the game software’s features or functions.

1.36.	“Online Revenue” means revenue received or recognized by Licensee under International Accounting Standards arising out of or resulting from the Commercial Release or operation of a Localized Game and/or Localized Server Software, which may come from, but is not limited to, charging the end user for use of the Server Software or collecting advertising or other revenues from any third parties in connection with the Localized Game.

1.37.	“Online Services” means certain of the services and support of the Localized Game network infrastructure, to be provided by Licensee as set out in this Agreement including but not limited to

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hosting, billing, publicly displaying (for marketing purposes only), marketing, operating, maintaining and granting User access to the Localized Website in relation to the provision of the Localized Game.

1.38.	“Online Virtual Game Cards” means the functional and operational equivalent of the Game Cards in digital, electronic or such non-physical media, as the case may be.

1.39.	“Original Artwork” means any pictorial, graphic works and other audiovisual works created by or on behalf of Licensee for the purpose of being incorporated into any component of the Localized Game, Game Cards, Marketing Materials, Packaging Materials or Instructional Guide.

1.40.	“Packaging Materials” means all packaging and other materials used in connection with distributing the Localized Game and providing the Online Services to the User.

1.41.	“Patents” means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights and any reissuing division, continuation or continuation in part application throughout the world.

1.42.	“Person” means and includes any individual, partnership, joint venture, corporation, company, association, joint stock company, trust, unincorporated organization or similar entity.

1.43.	“Promotional Events” means the promotional activities set forth in the Marketing Plan subject to HBS’s prior Approval.

1.44.	“Promotional Merchandise” means the Approved merchandise items created by or on behalf of Licensee that are sold at cost or near cost, given away for free or otherwise used for the purpose of increasing the sale, marketing, promoting or publicizing the Game.

1.45.	“Quarter” means a period of time commencing on a particular day of a calendar month and continuing through the two immediately following consecutive calendar months thereafter, regardless of whether the beginning of the Quarter occurs on the first day of the initial calendar month. For purposes of clarification, a Quarter will not necessarily be tied to a calendar quarter, such as the time period between January 1 and March 31, By way of example, a Quarter may begin on February 15 and, in such event, will end on April 30.

1.46.	“Realm” shall mean a single, complete instance of a game world, its persistent data, server software, and hardware required to run said software.

1.47.	“Retail Sales Revenue” means Gross Sales, other than Online Revenue, received or recognized by Licensee under International Accounting Standards arising out of or resulting from the Commercial Release or other Exploitation of Game Software or Game Cards, which may take the form of, but is not limited to, either retail revenues collected directly from the end-user of the Localized Server Software or wholesale revenues collected by Licensee from any Person involved in the distribution of the Game Cards and/or Localized Game.

1.48.	“Section” means a section of this Agreement.

1.49.	“Server Software” means the initial version (i.e., v. 1.0) of the collection of software that the Localized Game connects to (whether directly or indirectly) comprising the interface between the Localized Game and the Localized Online Services and any and all manuals, specifications, user guides and other documentation regarding such software.

1.50.	“SKU” means an alphanumeric stock keeping unit.

1.51.	“Specifications” means the technical and operational requirements and/or specifications for the hosting and operation of Game as set out in Exhibit A and which may be unilaterally amended by HBS at any time during the Term. Licensee shall bear the cost of any changes to the Specifications. The Specifications may include dates by which certain milestones must be met by Licensee.

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1.52.	“Term” means the duration of this Agreement which shall be a period commencing on the Effective Date and expiring on the third anniversary of the Commercial Release Date, subject to early termination as set forth herein.

1.53.	“Terms of Use” or “TOU” means the terms of use applicable to the Localized Game, as may be modified by HBS or Licensee upon prior written approval by HBS, from time to time.

1.54.	“Territory” means, singly and collectively, Taiwan, Hong Kong and Macau. For purposes of clarification, reference to the “Territory” in this Agreement refers to each country and city within the Territory individually and the country and all the cities within the Territory as a group.

1.55.	“Trademarks” means all trademark, tradename, business name, domain names and service mark rights arising under the common law, state law, U.S. federal law and laws of foreign countries and all right, title and interest in all trademarks, tradenames, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world, whether registered or not.

1.56.	“Trade Secrets” means all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, U.S. federal law or laws of foreign countries.

1.57.	“User” means an end-user of the Localized Game, including without limitation, one who connects to the Localized Server Software for the purpose of downloading the Localized Game, patching, playing the Localized Game, or in any other way establishing a connection to the Game servers or databases.

1.58.	“Virtual Property” means in-game digital items used by a User while playing the Game which have value within the Game.

1.59.	“Website” means the dedicated Game website as maintained by Licensee, which is regularly updated and localized by Licensee as set out in the Specifications below.

1.60.	“Work Product” shall have the meaning set forth in Section 3.3.

1.61.	All references in this Agreement to the “sale” or “selling” of the Localized Game shall mean the sale of a license to use the Localized Game. All references in this Agreement to the “purchase” of the Localized Game shall mean the purchase of a license to use the Localized Game. All references to “HBS” shall also refer to Flagship, where appropriate, as Flagship is the licensor of the Game to HBS.
2.	Appointment as Exclusive Licensee within the Territory.
2.1.	Exclusive Appointment. Subject to the terms and conditions of this Agreement, HBS hereby appoints Licensee as an independent, exclusive licensee of the Localized Game version 1 (including all updates, upgrades and Expansions, if any) solely within the Territory during the Term, and Licensee hereby accepts such appointment. All rights not expressly granted to Licensee hereunder are reserved by HBS. The appointment of Licensee only grants to Licensee the licenses set forth in Sections 2.2 through 2.5 below, and does not grant any other right, title or interest in or to any other HBS or Flagship product or property, in whole or in part, to Licensee. Notwithstanding anything else in this Agreement, all rights and licenses granted to Licensee in this Agreement will be subject to the exceptions, restrictions, limitations and conditions herein set forth, including without limitation the approval rights of HBS.

Further notwithstanding any other provision herein, the appointment and the rights and licenses granted hereunder shall be subject to Licensee’s written receipt of any and all applicable and/or required government approvals, including but not limited to any government or other regulatory authorities which may have jurisdiction over Licensee, the Localized Game, the manufacture, distribution, sale, and advertising or use of the Localized Game or Game Cards, or relating to or pertaining the performance of any obligation of Licensee under this Agreement. Licensee shall

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obtain the foregoing required, necessary government approvals as soon as possible prior to any distribution or sale of the Localized Game or Game Cards and in any case no later than one (I) month prior to Commercial Launch. Upon any failure by Licensee to obtain any necessary government approvals by the aforesaid time period, HBS shall have the right to immediately terminate this Agreement without any liability to Licensee whatsoever. Without prejudice to the foregoing, Licensee agrees that it shall provide all reasonable assistance to enable HBS to secure any registration with the relevant government authorities as may be appropriate to secure its rights hereunder (for example, registration of this Agreement with the copyright and/or trademark authorities).

2.2.	Grant of License: Localization. Upon delivery of the English language Game and Server Software to Licensee, HBS shall grant to Licensee a non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to Localize such Game and Server Software.

2.3.	Grant of License: Game. Upon delivery of the Integrated Game to Licensee, HBS shall grant to Licensee an exclusive, royalty-bearing, non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), market, manufacture, distribute (through both tangible and electronic methods) and sell the Localized Game, as more specifically set forth in Exhibit D.

2.4.	Grant of License: Server Software. Upon delivery of the Integrated Server Software to Licensee, HBS shall grant to Licensee an exclusive, royalty-bearing, non-assignable, non-sublicensable, nontransferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), market, operate, maintain, and grant User access to the Localized Server Software. Licensee is prohibited from granting any third party access to any component of the Server Software, except Users as contemplated hereunder.

2.5.	Grant of License: HBS Trademarks/Flagship Trademarks. HBS hereby grants to Licensee a nonexclusive, royalty-free, non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), use, reproduce and distribute the HBS Trademarks and Flagship Trademarks solely regarding Approved Marketing Materials, Promotional Merchandise, Game Cards, Promotional Events and the Website.

2.6.	Grant of License: Online Services. Upon delivery of the Integrated Website to Licensee, HBS shall grant to Licensee an exclusive, non-assignable, non-sublicensable, non-transferable, license only within the Territory for the duration of the Term to host, publicly display (for marketing purposes only), market, operate, maintain, and grant User access to the Localized Website. Licensee is prohibited from granting any third party access to any component of the Website, except Users as contemplated hereunder.

2.7.	Grant of rights to sub-license: Wholly owned subsidiary. Notwithstanding anything contained herein to the contrary, but subject to the conditions below, Licensee shall be entitled to sub-license such of its rights hereunder to its wholly owned subsidiary in the Territory as may be necessary for the purposes of dedicated hosting, operations and management of the Game. Licensee shall first obtain the prior approval and consent of HBS for the sub-license to the wholly owned subsidiary.

2.7.1.	Licensee shall accept and comply with such additional terms, conditions and requirements as HBS may impose for the purpose of the sub-license to the wholly owned subsidiary. Licensee shall execute a valid agreement with the wholly owned subsidiary for the sub-license ensuring (a) the rights, interests and entitlements of Flagship/HBS under this Agreement are fully reserved and protected, and (b) the wholly owned subsidiary receives no greater or wider rights than that available to Licensee under this Agreement. Without limiting the forgoing, such agreement shall also provide that the rights of the wholly owned subsidiary shall terminate following the expiry and/or earlier termination of this Agreement, and further state that the continued hosting, operations, management, sale of the Game following the termination of this Agreement for any reason constitutes an infringement of HBS’s and/or Flagship’s intellectual property rights and

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Flagship/HBS shall be entitled to enforce its rights directly against the subsidiary, although Licensee shall remain primarily liable for any such infringement;

2.7.2.	Licensee shall ensure that its wholly owned subsidiary complies with all the governmental requirements for the hosting, operation and management of the Game, including but not limited to obtaining all the necessary governmental approvals, licenses, permissions as the case may be. Licensee shall also control, manage and supervise the wholly-owned subsidiary to ensure it complies fully with the terms of this Agreement and at all times to act in the best interest of HBS and Flagship, The approved subsidiary may not further sublicense this Agreement; and

2.7.3.	Notwithstanding the above, the Licensee shall remain wholly responsible for the full and proper performance of its obligations under this Agreement. Accordingly, Licensee shall remain primarily, wholly and solely liable to Flagship/HBS for all actions, omissions, negligence, infringement, breach and/or willful default of its wholly owned subsidiary and shall indemnify Flagship/HBS for any loss, damages, costs and/or expense arising howsoever caused.

2.8.	Legends. Licensee agrees that it shall cause to be displayed, conspicuously and legibly, on all materials produced pursuant to this Agreement, appropriate copyright and/or trademark notices in the name of and as approved by HBS and Flagship, Licensee further agrees to prominently feature the logos of Flagship and HBS on all such materials. Licensee agrees not to alter, erase, deface, or overprint any HBS Trademark or Flagship Trademark provided to Licensee by Flagship/HBS.

2.9.	Domain Names.

2.9.1.	Licensee agrees not to use or register, or authorize others to use or register, any corporate, domain, trade or service name containing Flagship’s/HBS’s trademarks, service marks, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, at any time, whether during the Term or after termination or expiration of this Agreement.

2.9.2.	If Licensee wishes to register a domain name in connection with the trademarks and/or service marks, or other Flagship/HBS intellectual property regarding to the operation of the Game, Licensee shall submit a written request to Flagship/HBS containing all applicable information regarding the registration of such domain, including but not limited to the requested domain name, the organization registering such domain name, the duration of the requested domain name registration, and how the domain name and website will be administered and maintained. If HBS in its sole discretion authorized such registration, Licensee shall register such domain name in the name of Flagship. Licensee shall be responsible for all costs or fees associated with such domain name registration. In the event the domain name cannot be registered in the name of Flagship due to prohibition by local law and/or regulation, Licensee shall register such domain name in its own name and expressly agrees to assign such domain name to Flagship or its designee within ten (10) business days following expiration or termination of this Agreement.

2.9.3.	If Licensee has registered any corporate, domain, trade or service name containing a HBS or Flagship trademark, service mark, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, prior to the execution of this Agreement, Licensee shall assign such corporate, domain or service name and all rights and good will associated therewith to HBS and/or Flagship as appropriate or either of their respective designees within ten (10) business days of the execution of this Agreement.

2.9.4.	If Licensee fails to assign such corporate, domain or service names within ten (10) business days as required herein, HBS or Flagship (as determined by HBS and Flagship depending on the corporate, domain, trade or service name registered) shall automatically be deemed appointed Licensee’s attorney-in-fact (which agency shall be coupled with an interest) with full right, power, and authority to execute, verify, acknowledge, and deliver such assignments, documents, or other instruments in the name of and on behalf of Licensee.

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2.10.	HBS’s Reserved Rights.

2.10.1.	Changes in the Game. As between Licensee and HBS, HBS shall have the right to modify the Game in any manner and at any time without liability to Licensee. Licensee agrees to cooperate with and promptly implement any changes mandated by HBS and/or Flagship, including without limitation, creating new Marketing Materials, Localizations or changes to the Website, EULA and TOU.

2.10.2.	Release Dates. As between Licensee and HBS, HBS shall determine all release dates related to the Localized Game, including without limitation (i) the release date of the Alpha, Closed Beta, Open Beta and length of the testing periods for all of the foregoing; (ii) the Commercial Release Date; and (iii) any dates related to (a) any updates or upgrades to the Localized Game and/or (b) Expansions, if any.

2.10.3.	Intentionally Deleted.

2.10.4.	Other HBS and Game products and/or services within the Territory. The licenses granted hereunder are personal and specific. Excepting those rights expressly granted to Licensee hereunder, Flagship/HBS reserves the right to exploit its intellectual property in any manner, including the right to grant licenses to third parties for further exploitation of the Game franchise, such as movie and television exploitation and merchandising, displaying and/or transmitting advertising within the Game, or the exploitation of other versions of the Game. Licensee shall not be due any consideration regarding any such exploitation. Except as solely provided in this Section 2, HBS and Flagship reserve the right to promote, advertise, distribute and otherwise exploit any Game product or item including subsequent versions of the Game during the Term throughout the world.

2.11.	Breach. Licensee understands and agrees that Flagship/HBS will suffer irreparable harm in the event that Licensee fails to comply with any of its obligations pursuant to this Agreement, and that monetary damages in such event would be inadequate to compensate Flagship/HBS. Consequently, in such event Flagship/HBS shall be entitled, in addition to such monetary relief as may be recoverable by law, in any court of competent jurisdiction (notwithstanding the provisions of Section 14.7 herein) to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach by Licensee, without showing or proving any actual damages sustained by Flagship/HBS, nor the posting of any bond.

2.12.	Management Team and Dedication to Game. Licensee shall dedicate the services of those individuals and positions set forth in the Implementation Plan (the “Management Team”) to the performance of its obligations under this Agreement. Licensee understands and agrees that the dedication of the Management Team’s priority and focused efforts toward the performance of this Agreement, including but not limited to the implementation, marketing, hosting, and operating of the Localized Game is a significant inducement to HBS entering into this Agreement. Licensee shall promptly notify HBS should any of the Management Team be terminated or re-tasked for any reason and Licensee shall promptly replace such person, with a person of equivalent or higher qualifications and experience to be approved by HBS, which approval shall not be unreasonably withheld. As part of such approval process, Licensee shall arrange for in-person interviews of each potential Management Team replacement with HBS at Licensee’s sole cost. Additionally, Licensee agrees that upon execution of this Agreement, Licensee shall not whether by itself or through license or other arrangement with any third party, market, host and operate (whether commercially or non-commercially) any new OLMMP and Licensee agrees that it will not commence development of any concept or product under any arrangement with a third party that will significantly interfere with Licensee’s obligations under this Agreement, Licensee represents and warrants that it shall have the necessary resources and capabilities to perform it obligations hereunder in a professional manner and its performance shall be of a high grade, nature, and quality.

2.13.	Licensee Personnel. In addition to the Management Team, Licensee shall make good faith diligent efforts to hire or assign personnel for the key positions set forth in the Implementation Plan to perform Licensee’s obligations under this Agreement (“Key Positions”). Licensee shall promptly notify HBS should any of the persons in the Key Positions be terminated for any reason and

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Licensee shall promptly replace such person, with a person of equivalent or higher qualifications and experience. For in-game support, Licensee shall ensure that there are sufficient game masters for providing customers service of the highest quality available in the Territory to the Users at all times, or as otherwise reasonably determined by HBS.

2.14.	Additional Restrictions. Licensee acknowledges that the Game and Server Software, its underlying source code, structure and organization, constitute valuable Intellectual Property Rights of HBS and/or Flagship. Licensee shall take all steps necessary to protect HBS’s and Flagship’s rights in the Game and Server Software and all other components of the Game. Except as expressly provided in this Agreement, Licensee may not use or otherwise exploit the Game and Server Software. Without limiting the foregoing, Licensee shall not:

2.14.1.	modify the Game and Server Software, and/or any component thereof; or

2.14.2.	remove any copyright or other proprietary notices or labels on or in the Game and Server Software or omit it from (or make less readable in) the Localized Game and Server Software; or

2.14.3.	develop concepts, specifications or content for any software in reliance or reference to those of the Game and Server Software; or

2.14.4.	decipher, reverse engineer, decompile or disassemble the Game and Server Software, develop derivative works thereof, or attempt to do any of the foregoing, or knowingly allow others to do so.
3.	Ownership.
3.1.	Ownership. Notwithstanding anything contained herein to the contrary, Flagship (subject to the underlying rights of its licensors) owns and shall own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives oft the Game; the Localized Game; the Server Software; the Localized Server Software; the Game Cards; the Flagship Trademarks; Accounts, Promotional Merchandise; Marketing Materials; Promotional Events; and the Website, including but not limited to the Game Data, User and game databases, Work Product, character names and likenesses, Virtual Property, music, sounds, environments, inventions, and know-how relating to the implementation, design, content, Localization and maintenance of the Game. HBS owns and shall own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives of the HBS Trademarks. Additionally, HBS and Flagship shall own all customer and User lists and information learned and/or acquired by Licensee pursuant to the terms of this Agreement, The use by Licensee of any of these property rights is authorized only for the purposes and under the terms herein set forth and upon expiration or termination of this Agreement for any reason, such authorization shall immediately cease.

3.2.	Licensee’s Ownership. Licensee (or its lendor or lessor) shall own all Hardware, subject to HBS’s and/or Flagship’s ownership of the intellectual property contained on or in such Hardware, Licensee shall ensure that no Person shall be permitted to remove any Hardware or component thereof containing any of the elements described in Section 3.1 without Flagship/HBS first receiving written notice and reasonable time to have such elements removed from such Hardware or component thereof.

3.3.	Work for Hire: Assignment. As part of this Agreement, and without additional compensation, Licensee acknowledges and agrees that any and all tangible and intangible property and work products, ideas, inventions, discoveries and improvements, whether or not patentable, which are conceived/developed/created/obtained or first reduced to practice by Licensee or any third party under the direction of Licensee in connection with the marketing, implementation, operation, Localization, and maintenance of the Game (collectively referred to as the “Work Product”), including, without limitation, all technical notes, schematics, software source and object code, prototypes, breadboards, computer models, artwork, sketches, designs, game rules, drawings, paintings, illustrations, computer-generated artwork, animations, video, film, artistic materials, photographs, literature, methods, processes, voice recordings, vocal performances, narrations, music, spoken word recordings and unique character voices, shall be considered “works made for

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hire” and therefore all right, title and interest therein (including, without limitation, Patents and Copyrights) shall vest exclusively in Flagship. To the extent that all or any part of such Work Product does not qualify as a “work made for hire” under applicable law, Licensee without further compensation therefor does hereby irrevocably assign, transfer and convey in perpetuity to Flagship and its successors and assigns the entire worldwide right, title, and interest in and to the Work Product including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to Flagship and its successors and assigns of any and all moral rights which Licensee may have in the Work Product. Licensee acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of the works; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing.

3.4.	In the event that assignment, transfer and conveyance in perpetuity to Flagship under Section 3,3 above is not permissible under local laws, Licensee agrees as follows:-

3.4.1.	it hereby grants a royalty free and assignable/sublicensabie right to Flagship to use the Work Product for the duration of this Agreement for such purpose as Flagship shall deem appropriate;

3.4.2.	it shall immediately assign, transfer and convey all its rights, title and interest in the aforesaid Work Product to Flagship upon the expiry or earlier termination of this Agreement; and

3.4.3.	it shall only exploit the Work Product as otherwise permitted under this Agreement and will not allow any third party to use such Work Product without first obtaining Flagship’s prior Approval.

3.5.	Cooperation and Execution of Further Documents. Upon request, Licensee agrees to promptly assist HBS and/or Flagship in the filing and recording of HBS’s and/or Flagship’s trade names, Copyrights, Patents and Trademarks in the Territory, ail reasonable costs to be paid by HBS and or Flagship, as applicable.

3.6.	Goodwill and Protection: Licensee acknowledges that:

3.6.1.	The Game, including without limitation, the Localization thereof, characters, character names, environments, locations, Trademarks, service marks, logos and images associated with the Game, are unique and original and Flagship is the owner thereof;

3.6.2.	As the result of the marketing, exhibition and exploitation of the Game and the Localized Game, Flagship has acquired a substantial and valuable goodwill therein;

3.6.3.	The names of the characters and their likenesses, as applicable, and the title of the Game and Localized Game have acquired a secondary meaning as trademarks uniquely associated with merchandise authorized by Flagship;

3.6.4.	All rights in any additional material, new versions, Localizations, rearrangements or other changes in the Game which may be created by or for Licensee shall be and will remain the exclusive property of Flagship from creation, and;

3.6.5.	Any Copyrights, Trademarks and Patents heretofore obtained by Flagship in connection with the Game and Localized Game are good and valid.

3.7.	No Licensee Rights in Trademarks. Patents or Copyrights. Licensee has paid no consideration for the use of Flagship’s and/or HBS’s Trademarks, Patents, logos, character names and likenesses, Copyrights, trade secrets, trade names or designations, and nothing contained in this Agreement shall give Licensee any interest in any of them. Licensee acknowledges that Flagship owns and retains all proprietary rights in all elements of the Game and Localized Game and the associated

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marketing thereof, and agrees that it shall not at any time during or after this Agreement challenge the validity of such ownership, assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any Trademark, Patent, trade name, trade secret, Copyright or logo asserted as belonging to or licensed to HBS and/or Flagship (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any Copyright in any HBS or Flagship product).

3.8.	No Continuing Right. Upon expiration or termination of this Agreement, Licensee shall cease marketing and use of all Flagship’s and/or HBS’s names, marks, logos and designations.

3.9.	Obligation to Protect. Licensee agrees to use its best efforts to protect Flagship’s and HBS’s proprietary rights and to cooperate with Flagship’s and/or HBS’s efforts to protect its proprietary rights.

3.10.	No unauthorized access, modification or interference with Flagship’s and/or HBS’s intellectual property rights. Licensee shall not without prior written authorization and consent of Flagship and/or HBS access, modify or otherwise interfere with the intellectual property rights on Flagship and/or HBS, as applicable including but not limited to Integrated Server Software, the Localized Game or any component thereof, the Trademarks and copyrighted materials belonging to or provided by Flagship and/or HBS. Licensee may not integrate any third party materials, software or hardware with the Game or with the Server Software (localized or otherwise) without first obtaining Approval from HBS. Licensee shall propose an integration plan regarding Licensee’s billing system to HBS for HBS’s review and approval.
4.	Hardware and Software.
4.1.	Network Consultation. The parties acknowledge that the operation of the Came requires a complex, high-quality computer network with high-volume access to the Internet. The parties shall collaborate regarding the projected hardware, software, Internet connection requirements, and bandwidth and collocation service providers for the Territory. Following this collaboration, but in no event later than thirty (30) business days following the Effective Date, Licensee shall deliver to HBS for Approval by HBS, the Implementation Plan which shall include specifications and timing which Licensee hereby agrees to comply with. From lime to time, HBS may recommend system and operating system requirements of Licensee. Regardless of system requirements recommended by HBS, Licensee is ultimately responsible for paying for and maintaining sufficient hardware, technology and personnel in order to meet Licensee’s obligations hereunder.

4.2.	Implementation Plan. Licensee shall ensure the timely performance of its obligations under the Implementation Plan, including, without limitation, procurement and installation of the specific equipment, third-party software and online services and implementation of employee hiring as required by the Implementation Plan. Notwithstanding anything in the Implementation Plan or this Agreement to the contrary, should Licensee fail to release the Open Beta within eight (8) calendar months following Closed Beta commencement date, which shall be decided by HBS (subject to Section 2.10.2). For any reason, including, without limitation, failure to obtain government approvals to release the Open Beta, HBS may immediately terminate this Agreement upon written notice to Licensee, without any liability to Licensee of any kind.

4.3.	Network Infrastructure. Licensee warrants, undertakes and guarantees that the Online Services including but not limited to bandwidth requirements, system availability, on-line access, verification and payment mechanisms, dedicated servers, remote access and control, security, maintenance and technical support, shall at all times comply with the Specifications and that it has obtained the necessary license, approval, permits and consents from the relevant government or regulatory authorities in the Territory to provide the aforesaid Online Services for the Term of this Agreement.

4.4.	Hardware Installation: Data-Center Layout. Licensee agrees to pay for and install all hardware in accordance with the Implementation Plan, including installing the equipment in accordance with the data-center layout plan contained therein and any updates thereto.

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4.5.	Modifications. Any variance by Licensee from or modification to the Implementation Plan or Specifications must first be Approved by HBS. HBS shall respond to any such requests for Approval from Licensee within a reasonable time. HBS shall have the right to unilaterally change the Implementation Plan and Specifications from time to time in its sole discretion and Licensee agrees to timely comply with all such changes at Licensee’s cost.

4.6.	Security. Licensee shall comply with HBS’s requirements for the security of all hardware and software as set forth in the Specifications, including without limitation, locked doors, biometrics, access logs, key cards and video surveillance.

4.7.	Access by HBS and the HBS Contractor. Licensee shall at all times grant Flagship’s/HBS’s Approved employees and the employees of HBS’s Contractor access, either in-person or by remote means, within twenty-four hours’ prior written notice from Flagship/HBS, to Licensee’s premises, the data-center and all systems contained therein. In addition to the foregoing, Licensee shall at all times grant Flagship/HBS remote access, through a secure online connection to be Approved by Flagship/HBS, to all Hardware on which Server Software is installed, including, without limitation, all Realms, and any and all Game Data stored therein.

4.8.	Maintenance. Licensee shall ensure the regular maintenance, management and administration of the Online Services, Local Server, Localized Server Software as set forth in the Specifications, including but not limited to twenty-four (24) hours a day, every day of the year, rapid response to issues. HBS shall provide such reasonable technical assistance as HBS deems appropriate pertaining to the Game and Server Software to facilitate the foregoing. HBS shall provide the service level and quality assurance requirements in the Implementation Plan. Licensee shall immediately report any failures, interruptions and customer complaints and notify HBS of the proposed and the actual fixes.

4.9.	Required Upgrades. Licensee acknowledges that technological evolution and the demands of the User base will likely require the occasional upgrade of hardware and software systems. HBS will notify Licensee of required upgrades from time to time. Licensee shall promptly implement any such upgrades.

4.10.	Localization. Licensee and HBS shall collaborate regarding the elements of the current and future Game and Server Software that should be Localized. Subsequently, HBS shall provide Licensee with a Localization specification describing the materials needing Localization, along with any applicable files, etc. Licensee agrees to timely complete all Localizations and deliver the Localized materials to HBS for approval and integration no later than forty-five (45) days following Licensee’s receipt of the materials to be Localized from HBS. HBS will provide Licensee with a “style guide” for use when Localizing materials; Licensee agrees to comply with the provisions and spirit of such style guide. Licensee shall launch the Open Beta within Two (2) calendar months following receipt thereof from HBS. Licensee’s failure to launch the Open Beta on the date set forth in the immediately preceding sentence shall be deemed a material breach hereof and Flagship/HBS may, in addition to any other rights or remedies available to it at law or in equity, terminate this Agreement immediately upon written notice to Licensee, without any liability to Licensee whatsoever.

4.11.	Integration. HBS shall be responsible for the Integration of all Localizations of the Game and Server Software.

4.12.	Updates: Error Corrections. In the event Licensee discovers any material errors (also known as “bugs”) in either the Localized Game or Localized Server Software, Licensee will promptly notify HBS with reasonable detail regarding the occurrence of the error. From time to time, Flagship/HBS may develop updates of the Game and/or Server Software to correct errors or improve the Game. If Localization is necessary, HBS will inform Licensee and Licensee agrees to promptly perform such Localization. It is anticipated that certain updates to the Localized Game may be able to be effected when the User logs into the Localized Server Software, however, it may be necessary for HBS to replace the replication master of the Localized Game; in which case, HBS shall provide the replication master to Licensee, and upon receipt thereof, Licensee agrees to destroy its existing

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inventory of the Localized Game and replicate and distribute the updated Localized Game. HBS may, but is not obligated to provide Licensee with incremental content updates if any. In such event Licensee agrees to localize the content if necessary.

4.13.	Expansions. In the event that HBS provides any Expansions to Licensee during the Term, such Expansions will likely require Localization and possibly production of a new Client. Licensee agrees to cooperate with HBS and use best efforts to market Expansions and will promptly replace the Client inventory if necessary. For avoidance of doubt, Expansions shall not constitute a Sequel as defined in Section 1.12.

4.14.	Hacking and Pirate Realm Monitoring and Response. Licensee acknowledges that the Hacking of an OLMMP and/or the creation, hosting, commercialization or other utilization of unauthorized or “pirated” Realms (each a “Pirate Realm”) by third parties has been found to have a material adverse effect on the commercial viability and User experience of the game. Licensee agrees to dedicate qualified personnel to monitor for Hacking and promptly respond when it is detected, so as to eliminate or minimize such negative impact. In the event Flagship/HBS requests that Licensee deploy anti-hacking software, Licensee at its sole expense agrees to procure and operate same in accordance with Flagship/HBS’s instructions. Additionally, Licensee shall use its best efforts to aggressively police for and shut down Pirate Realms, including, without limitation, taking any and all legal actions and remedies available in the Territory against the owners, hosts, creators and/or any other third parties related to such Pirate Realms.

4.15.	No Unauthorized Bundling. Licensee shall not bundle any software, unauthorized billing solution, advertisement or other material with any Game materials including but not limited to the Client, Game Cards or Game Marketing Materials without the prior written approval of HBS. Further, Licensee shall not commingle any advertising, software or other material on the Website or the Localized Server Software without the prior written approval of HBS.

4.16.	Backups. Licensee shall facilitate HBS’s or HBS’s designee’s backup efforts to backup the Localized Server Software and all related databases. Licensee shall maintain the hardware necessary to support HBS’s backup efforts according to the Implementation Plan. Licensee may not make any copies of the Server Software or databases. Licensee shall have a plan in place to promptly restore a backup in the event the need arises. Upon request by HBS, Licensee shall rehearse such a restore during the Game Beta test (or at any other time) for the Territory. HBS shall have the right to require a third party be used for performing the backup function and Licensee agrees to grant such party access to the data center and allow the party to remove backup media for offsite storage in such instance.

4.17.	Training. Except as set forth in Section 4.18 below, HBS, at its own expense, shall provide Licensee’s personnel with initial training (including the training regarding to each Expansion) regarding the operation of the Game without charge. The duration and scope of the training is set forth in the Implementation Plan. Thereafter, Licensee shall pay HBS the rate stated in the Implementation Plan for the provision of further training and assistance.

4.18.	Travel Expenses. To the extent that Licensee requests employees, officers or directors of either of HBS or Flagship to travel to the Territory, Licensee shall pay all travel and hotel expenses for such employees, officer or directors. Any airfare shall be business class or higher, and any hotels shall have a minimum Michelin (or equivalent in the Territory) rating of four (4) stars. Licensee shall either directly pay such travel expenses or reimburse HBS for such travel expenses upon request, as decided by HBS from time to time. Any such expenses shall not be recoupable against Royalties and shall not be paid from Marketing Support Sums (as defined in Exhibit C).
5.	Marketing.
5.1.	Marketing Plan and Minimum Marketing Expenditure. Licensee shall use its best efforts to market the Localized Game, establish dedicated space in key retail outlets for Game promotion, distribute the Localized Game and sell Game Cards and Online Virtual Game Cards both vigorously and aggressively throughout the Territory in accordance with the terms of this Agreement. In

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furtherance of the foregoing, Licensee shall prepare a Marketing Plan for HBS’s Approval and shall commit the minimum sums specified in Exhibit C for such promotional, marketing and advertising purposes. Licensee agrees that the Marketing Plan will include, but not be limited to, descriptions regarding efforts to distribute the Localized Game and sell Game Cards; Online Virtual Game Cards; print, television, radio, online and other media advertising; in-store merchandising and/or circulars; co-op advertising; tradeshows; in-game promotions; promotions outside of the Game including without limitation via websites; national public relations programs; attendance and participation in videogame industry trade shows for each year of the Term (which participation shall include hosting up to fifteen (15) Flagship employees, officers or directors) and other marketing efforts (collectively, the “Marketing Support Commitment”). HBS agrees to provide Licensee with a certain amount of promotional Game Cards as part of the promotional efforts limited to the purpose of signing up new account users. The amount shall be determined solely by HBS in consultation with Licensee. Such promotional Game Cards shall be non-royalty bearing and shall be not for resale.

5.2.	Marketing Reports. In addition to the Marketing Plan, Licensee shall submit (i) quarterly marketing reports to HBS together with a detailed description and exact cost for each marketing effort occurring during the previous quarter and the results of previous marketing efforts, including quarterly sales results and quarterly sales forecasts by Revenue Generation Method (as described in Section 6), channel and region, in order to allow HBS to provide meaningful input into future marketing plans and (ii) monthly electronic delivery of updates and/or database reports of Accounts and other customer and Localized Game information and data from the system of the Game.

5.3.	Standards. Licensee agrees: that (i) the Localized Game and all Marketing Materials shall be of the highest standard and of such style, appearance and quality as shall in the sole judgment of Flagship/HBS be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of Flagship’s/HBS’s reputation and the goodwill associated with the Flagship Trademarks and/or HBS Trademarks; (ii) the Game Cards, Online Virtual Game Cards, and Localized Game shall be produced, packaged, sold, distributed, marketed and serviced in accordance with all applicable Law; (iii) the policy of sale, distribution, and/or Exploitation by Licensee hereunder shall be of equivalent high standard and style as that of HBS in Korea and Flagship in the United States; and (iv) the same shall in no manner reflect adversely upon the Game or Flagship or HBS either inside or outside the Territory, Licensee acknowledges that if the Localized Game, Game Cards, Online Virtual Game Cards, Website and Marketing Materials manufactured, operated, distributed and/or sold by it hereunder, as applicable, were of inferior quality in design, material or workmanship, the substantial goodwill which Flaghsip/HBS has established and now possesses in the Flagship/HBS Trademarks would be impaired. Accordingly, Licensee further specifically covenants and agrees to keep HBS informed of its implementation of the Marketing Plan, and to consult HBS as the Localization of the Game is being prepared under the Implementation Plan so that there will be full opportunity for HBS to deter Licensee from any use of the Game that would alter the successful concepts associated with the Game, including any new concepts Flagship develops for the Game. Licensee will maintain the spirit of the Game and will use the Flagship Trademarks and/or HBS Trademarks only in conformity with the usage standards set forth in this Section 5.3. All uses of the Flagship Trademarks and/or HBS Trademarks in the marketing of the Localized Game as well as the Localization of the Game and Server Software will be consistent with the high standards, quality and spirit of the Game. No uses of the Flagship Trademarks and/or HBS Trademarks as well as no Localization of the Game and Server Software will deviate substantially from the Game, impair the value of the Game by reason of poor quality, insufficient resemblance to the Game, or be in bad taste or otherwise objectionable. The content and character of the Localized Game will, in all circumstances, be free of vulgar and/or obscene content (under any standards). The appearance, dialogue and actions of the characters portrayed in the Localized Game will be consistent with the spirit of such characters as they appear in the Game. The Localized Game released under this license will be of AAA quality as that term is generally understood in the United States interactive video game software industry. Licensee will not distribute, offer to sell or sell any Game Card, Online Virtual Card, or Localized Game that is damaged, defective or otherwise fails to meet the specifications and/or quality control or notice requirements of this Agreement. Licensee will comply with all applicable Law in connection with the Localized Game, Game Cards, Online Virtual Game Cards, and Marketing Materials, and any sale and/or distribution by Licensee hereunder will accord with good commercial practices.

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Licensee agrees to use commercially reasonable efforts to secure safe and humane working conditions and reasonable environmental protections for its employees involved in the Exploitation of Game and in all its contractual arrangements for manufacturing and distribution of the Marketing Materials, Game Cards, Online Virtual Game Cards, and Localized Game.

5.4.	Intentionally Deleted.

5.5.	Submissions. Without limitation to the foregoing, Licensee shall submit to HBS for its review with a reasonable amount of production samples each of the materials set forth in this Section 5.5 along with English-language translations of same. All submissions made to HBS pursuant to this Section 5.5 must be made within a reasonable amount of time for HBS to diligently review the submissions and allow for reasonable changes, if any. Any submissions involving Game or Server Software which require access keys or codes shall be accompanied by ten (10) such access keys or codes, as applicable.

5.5.1.	Detailed specifications for the Localization of the Game, Server Software, and Website, which will be submitted to HBS on the timetable set forth in the Implementation Plan;

5.5.2.	Any proposed and preliminary Original Artwork and text created by or on behalf of Licensee to be embodied or incorporated into a Localized Game, Localized Server Software, Game Card, Online Virtual Game Card, or Marketing Materials thereof, which will be submitted to HBS at least thirty (30) days before the creation of any “alpha” release;

5.5.3.	The Alpha release of the Localized Game, and any upgrades thereto and all proposed Instructional Guides, which will be submitted to HBS upon creation;

5.5.4.	The Beta releases (Open and Closed Betas) of the Localized Game and any upgrades thereto and all proposed Instructional Guides, which will be submitted to HBS at least ninety (90) days prior to its scheduled public release.

5.5.5.	The Website for the Localized Game which will be submitted to HBS promptly after it is created but at least sixty (60) days prior to its scheduled first public display.

5.5.6.	The “final release candidate” of the Localized Game, and any upgrades thereto which will be submitted to HBS promptly after it is created but at least sixty (60) days prior to its scheduled Commercial Release (“Final Release Candidate”);

5.5.7.	The “gold master” of the Localized Game, and any upgrades thereto, meaning a replication master embodying the Localized Game together with its Packaging Materials and all proposed Instructional Guides intended for Commercial Release, promptly upon creation, but at least thirty (30) days prior to its scheduled Commercial Release;

5.5.8.	Each version of a proposed Game Card and Online Virtual Card together with, if any, its Packaging Materials and Instructional Guides;

5.5.9.	All Marketing Materials and Packaging Materials;

5.5.10.	All proposed press releases or published public statements involving this Agreement or the rights or obligations herein contained (other than those for filing with NASDAQ);

5.5.11.	All proposed Promotional Events and/or other promotional activities, which shall describe and detail in writing the proposed activity, advertising or other promotional materials, the proposed venue and any proposed vendor of such activity, and such other information HBS may request from time to time; and

5.5.12.	Any changes desired by Licensee to any of the submissions above after that original Approval by Flagship/HBS hereunder in accordance with the same procedures set forth herein.

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5.6.	Failure to Achieve Approval. If Licensee cannot achieve the quality or technical standards equivalent to those of the English version of the Game within forty-five (45) calendar days after Licensee’s initial submission to HBS for approval of the each of the Alpha, Beta, Final Release Candidates, and Gold Master versions, HBS may terminate this Agreement upon seven (7) days prior notice.

5.7.	No Distribution prior to Approval. Licensee will not Commercially Release or publicly distribute or perform, as applicable, any Game Card, Online Game Virtual Card, Localized Game (or components thereof), or related Marketing Materials, Promotional Events, or any press releases or public statements involving this Agreement that fails to conform to the specifications submitted to and Approved by HBS and the standards set forth herein. Breach of this provision will be deemed a material breach of this Agreement.

5.8.	No Modification of Approved Materials. Once each of the submissions has been Approved, Licensee shall not depart therefrom in any respect without first obtaining HBS’s further Approval in accordance herewith or add any additional element(s) (including without limitation, in-packed flyers, business reply cards and so on) without HBS’s additional Approval in each case. Licensee agrees to periodically furnish HBS, at no charge, additional samples of Game Cards, Online Virtual Game Cards, Localized Game (or components thereof), and Marketing Materials which HBS may deem reasonably necessary in order to permit HBS to ensure that the quality of the Game has been maintained and that no deviation and/or modification of HBS Approved Game Cards, Online Virtual Game. Cards, Localized Game (or components thereof), or Marketing Materials has occurred. Without limiting its rights and remedies, HBS shall have the right to withdraw its prior Approval if the quality of any Game Card, Online Virtual Game Cards, Localized Game (or components thereof), or Marketing Material ceases to be acceptable and, further, to require that Licensee immediately discontinue marketing, distribution, and sales of any such items that do not meet the quality standards of Flagship. Without limiting the foregoing, Licensee will send to HBS and Flagship three (3) samples of any Game Card, Online Virtual Game Cards, Localized Game (and components thereof), and Marketing Materials within ten (10) days after their first Commercial Release or public distribution. If such item includes or consists of Server Software or Game Software that is acquired and installed by the User by means of a “download” or transmission via an online connection, Licensee will provide HBS and Flagship with access to such Server Software or Game Software (by way of a password or any other means) prior to its Commercial Release. Approval under this Section does not waive HBS’s rights or Licensee’s duties under any provision of the Agreement. Approval by HBS does not imply or suggest endorsement or approval of the safety of the proposed item.

5.9.	Inspection. Duly authorized representatives of Flagship/HBS shall have the right, at any and all reasonable times, upon at least 48 hour prior notice, to inspect all facilities or premises maintained by Licensee including, without limitation, the plants, factories, customer service areas or other manufacturing or producing facilities of Licensee or third parties at which the Game Cards, Online Virtual Game Cards, Localized Game, or Marketing Materials, and/or any components thereof are being created, manufactured or distributed. Said representatives shall have the right to inspect and test any Game Card, Online Virtual Card, Localized Game, or Marketing Materials, and/or any components thereof, and to take any other action which in the sole opinion of Flagship/HBS is necessary or proper to assure Flagship/HBS that the nature and quality of the Game Card, Online Virtual Card, Localized Game, and Marketing Materials, and/or all components thereof are in accordance with the requirements of this Agreement.

5.10.	Restriction on Game Unit Commerce. Licensee shall not engage in, endorse or associate itself with any commerce by Users or third parties of the Virtual Property contained in the Game, unless specifically authorized in writing by HBS.

5.11.	Licensee Covenants. Licensee covenants and agrees:

5.11.1.	Efforts. To conduct business in a manner that reflects favorably on the goodwill and reputation of Flagship/HBS;

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5.11.2.	Marketing Practices. To avoid deceptive, misleading or unethical trade practices, including but not limited to making representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Game Cards, Online Virtual Game Cards, and Localized Game that are inconsistent with the literature distributed by HBS, including all warranties and disclaimers contained in HBS literature;

5.11.3.	Object Code. To distribute the Localized Game only in machine-readable object code format;

5.11.4.	EULA and TOU. Not to add to, delete or otherwise vary from any of the terms and conditions of the Flagship/HBS Approved EULA and TOU without the prior written approval of HBS, which approval shall not be unreasonably withheld if such modifications are required by Governmental Order of any country in the Territory. Each user of the Localized Game must be shown and agree to the EULA and TOU agreement for the Localized Game. Licensee will use its best efforts to police and enforce the terms of use applicable to such Localized Game.

5.11.5.	Trademarks and Trade Names. Not to distribute any Game Cards, Online Virtual Game Cards, and the Localized Game and Marketing Materials under any trade names or trademarks other than those employed by Flagship/HBS with respect thereto without the Approval of HBS;

5.11.6.	Age Appropriateness. Licensee shall place a conspicuous disclaimer regarding the lowest consumer age demographic which meets at least the minimum requirements prescribed by each governmental agency within the Territory as applicable for the Game Cards, Online Virtual Game Cards, or Localized Game on any Marketing Material, promotional or other material for the Game Cards, Online Virtual Game Cards, or Localized Game; and

5.11.7.	Personnel. Licensee shall have adequate personnel dedicated to the marketing of the Game Cards, Online Virtual Game Cards, and Localized Game.

5.12.	Intentionally Deleted.

5.13.	Market Conditions. Licensee shall advise HBS promptly concerning any market information that comes to Licensee’s attention regarding the Game, HBS’s market position or the continued competitiveness of the Game in the marketplace.

5.14.	Dealing with Users. Prior to accepting any fee or other charge from any User interested in acquiring access to the Localized Game, Licensee shall inform the User that acquisition of such access is subject to the terms and conditions of the EULA and TOU. A sample copy of the EULA and TOU shall be available from the Licensee for review by all prospective Users dealing with Licensee prior to access of the Localized Game.

5.15.	Artwork. HBS shall supply Licensee with reasonable amounts of artwork and related materials, including without limitation, artwork from the Game style guide for use in the Localized Game and Marketing Materials, upon reasonable request by Licensee. Licensee shall pay HBS’s direct, actual, out-of-pocket cost for providing artwork which is specifically requested by Licensee, including any fees or royalties due creators or artists in connection therewith. All artwork which is dependent upon, derived from or incorporating any of the Game, or any reproduction thereof, and all copyrights therein shall, notwithstanding its creation or use by Licensee, be and remain solely the property of Flagship, Flagship/HBS shall be entitled to use the same and to license the use of the same by others outside of the Territory during the Term and throughout the world, including within the Territory following the termination or expiration of this Agreement. Any reproduction or use of such artwork shall be on a non-exclusive basis. Any artwork created by or for Licensee shall be true to the Flagship style guide for the Game.

5.16.	Inventory. Licensee shall maintain an inventory of Game Cards, Online Virtual Game Cards, and the Localized Game sufficient to adequately serve the needs of Users within a commercially reasonable time frame. Licensee shall not modify, change, increase or decrease the declared retail price of the Game Cards and/or Online Virtual Game Cards without prior notification to HBS.

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5.17.	No Premiums. Unless Approved by Flagship/HBS, Licensee will not offer any Game Cards or Online Virtual Game Cards as a premium in connection with any other product or service.

5.18.	Logos. Licensee’s logo may appear no greater than the size, either horizontally or vertically, of Flagship’s or HBS’s logo, on any Game element, Game Card, Online Virtual Game Card, or Website. All mention of Licensee’s name and logo shall be in the context of Flagship’s distributor within the Territory. No Marketing Materials shall contain Licensee’s or any third party logos without the prior written approval of Flagship/HBS.

5.19.	Public Announcement. Licensee and HBS agree to participate in joint press conferences to take place on a date determined by HBS in consultation with Licensee for the announcement of each of the following events: (i) the execution of this Agreement; (ii) release of the Closed Beta; (iii) release of the Open Beta; and (iv) the Commercial Release of the Localized Game. For each such press conference, (a) Licensee shall host, pursuant to Section 4.18 above, no less than ten (10) employees, officers or directors of HBS and/or Flagship (which employees, officers or directors shall be determined by HBS and Flagship at their discretion), and (b) Licensee shall invite and cause major media outlets in the Territory to attend. The form and content of any joint press release shall be mutually agreed upon by the Parties in writing prior to any publication thereof. Licensee’s, HBS’s and Flagship’s name and logo shall be included in such press release, and shall appear with equal prominence.

5.20.	Corporate Guarantee. As a condition precedent to this Agreement, and in a manner acceptable to HBS, Licensee shall, simultaneously with the execution of this Agreement, cause Infocomm Asia Holdings Pte Ltd and and GigaMedia Limited jointly and severally, to enter into that certain Guarantee Agreement attached hereto and incorporated herein as Exhibit H.
6. Financial.
6.1.	Revenue Generation Methods. All revenue generated by Game activities hereunder must be recorded by Licensee and/or its 100% owned subsidiary which is granted the sub-license rights pursuant to Section 2.7 of the Agreement. At execution of this Agreement, the parties have agreed upon one particular type of revenue generation for the Game within the Territory; that being the use of Game Cards and Online Virtual Game Cards. In order to easily allow for future payment methods, the parties have agreed to describe revenue generation and the associated royalties on Exhibit D, Initially, Exhibit D1 will only describe the Game Card and Online Virtual Game Card revenue model in terms of the sale and distribution of Game Cards and Online Virtual Game Cards through wholesalers, distributors and retailers of video games and/or prepaid cards. As HBS and Licensee mutually approve additional or alternative revenue models, if ever, these will be added to the agreement as additional Exhibit Ds, with a numerical designator added (e.g., Game Cards as described in the immediately preceding sentence are covered by Exhibit D1, the next revenue model will be described on Exhibit D2, the next on D3, and so on). In the event of an inconsistency between the main body of this Agreement and Exhibit D, then Exhibit D shall prevail.

6.2.	Payments. In consideration of the exclusive appointment and grant of license herein, Licensee shall pay HBS the following:

6.2.1.	Non-recoupable License Fee. Licensee shall pay to HBS a non-refundable and non-recoupable license fee in the amount of Two Million Five Hundred Thousand U.S. Dollars (the “License Fee”) within five (5) working days following the execution of this Agreement. Licensee’s failure to pay payment of the License Fee within the time period set forth herein shall be deemed a material breach of this Agreement, and HBS, in addition to any remedies available to it at law or in equity, may immediately terminate this Agreement upon written notice to Licensee without any liability to Licensee of any kind.

6.2.2.	Minimum Guarantee. Licensee shall pay to HBS a non-refundable minimum guarantee against royalties in the amount of Six Million Five Hundred Thousand U.S. Dollars ($6,500,000 U.S.D) (the “Minimum Guarantee”) as follows:

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6.2.2.1.	Two Million Five Hundred Thousand U.S. Dollars ($2,500,000 U.S.D) during the twelve (12) month period immediately following the Commercial Release Date (the “First Period”), which shall be paid to HBS on the earlier of either March 31, 2007 or the launch date of the Closed Beta in the Territory.

6.2.2.2.	Two Million U.S. Dollars ($2,000,000 U.S.D) during the second twelve (12) month period following the Commercial Release Date (the “Second Period”), which shall be paid and payable in four equal installments of Five Hundred Thousand U.S. Dollars ($500,000 U.S.D), each on the first day of each Quarter of the Second Period; and

6.2.2.3.	Two Million U.S. Dollars ($2,000,000 U.S.D) during the third twelve (12) month period following the Commercial Release Date (the “Third Period”), which shall be paid and payable in four equal installments of Five Hundred Thousand U.S. Dollars ($500,000 U.S.D), each on the first day of each Quarter of the Third Period.

6.2.2.4.	The Minimum Guarantee shall be recoupable by Licensee against Royalties pursuant to and as stated in Section 6.2.3 below. Notwithstanding anything in this Section 6.2.2 to the contrary, should Licensee pay to HBS at least Six Million Five Hundred Thousand U.S. Dollars ($6,500,000 U.S.D) in Royalties at any time prior to the expiration of the Third Period (the “Minimum Guarantee Payout”) following recoupment of the applicable portion of the Minimum Guarantee paid to HBS for the applicable Period in which the Minimum Guarantee Payout is paid, Licensee shall not be obligated to pay HBS the remaining portions of the Minimum Guarantee payable for the remaining Periods, provided, however, that nothing in this Section 6.2.2.4 shall waive HBS’s right to, or relieve Licensee of its obligation to pay, accrued Royalties during the Term. By way of example, if by the end of the First Period, Licensee has recouped Two Million Five Hundred Thousand U.S. Dollars ($2,500,000 U.S.D) of the Minimum Guarantee payable to HBS for the First Period and paid to HBS Six Million Five Hundred Thousand U.S. Dollars ($6,500,000 U.S.D) in Royalties, Licensee shall not be obligated to pay the remaining portions of the Minimum Guarantee for the Second Period and the Third Period.
6.2.3.	Royalties. Licensee shall pay HBS the royalties (“Royalties”) in accordance with the rates described in Exhibit D. The Royalties payable during the First Period through the Third Period as stated above shall be recouped only against the amount of the Minimum Guarantee paid in the respective Period stated in Section 6.2.2 above. Royalties may not be cross-collateralized between Periods for purposes of recoupment of the Minimum Guarantee. Without limiting the generality of the foregoing, should Licensee recoup from Royalties the applicable amount of the Minimum Guarantee paid to HBS for any given Quarter during the First through Third Period (each a “Quarterly MG Payment”), Licensee shall pay to HBS all Royalties in excess of such Quarterly MG Payment for such Quarter . By way of example, if Royalties in the second Quarter of the Second Period are $1,000,000, Licensee must pay HBS $500,000, which is the amount of Royalties remaining following recoupment of the Quarterly MG Payment for such Quarter. Licensee shall ensure all royalties are paid in accordance with the provisions of this Agreement and Exhibit D.
6.3.	Payments. As security for the payment requirements herein, Licensee shall set up the necessary facilities as HBS shall determine, including but not limited to order based Letters of Credit. In the event Licensee is unable to timely pay any amounts due hereunder, HBS shall have the right to make an immediate draw on the Standby LC set out in Section 6.5 below to meet the outstanding sums due. HBS shall also have the right to immediately terminate this Agreement upon written notice to Licensee. Except as otherwise provided by HBS in writing, The License Fee described in Section 6.2.1, the Minimum Guarantee described in Section 6.2.2 and all royalties payable to HBS pursuant to Section 6.2.3 hereunder shall be paid by wire transfer to the following account with no deductions set-off or withholding of any kind, including, without limitation for currency conversion, wiring charges or any tax that may be levied according to local or international law:

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BANK OF SHINHAN Youido MMBC Branch,
Address : Shinhan Building, 45-11, Youido-dong, Yongdungpo-gu, Seoul, Korea 150-010
Account Number: 264-82-001466
For Credit to : HANBITSOFT INC.
6.4.	Exchange Rate. The starting currency exchange rate under this agreement shall be the exchange rate announced by the Bank of America on the date of the wire transfer. Any exchange rate fluctuation between US Dollars and local currency in the Territory will not change the US Dollar value of the License Fee and/or the Minimum Guarantee stated in the contract. However, any exchange rate fluctuation between US Dollars and local currency in the Territory will immediately apply to payable Royalties and any Royalties to be recouped against the Minimum Guarantee as permitted herein. If any local currency in the Territory fluctuates daily on the open market, HBS will reserve the right to set up a quarterly exchange rate to be used for payable royalties’ calculation. New quarterly rates will be based on the average of the 90 previous days as per the official rate from Bank of America.

6.5.	Intentionally Deleted.

6.5.1.

6.6.	All payments hereunder shall be made in the United States Dollars without any exception whatsoever.

6.7.	Except and/or unless as otherwise expressly stated in this Agreement, all advances, royalties or other payments made to HBS hereunder shall be made without deduction for any local, state, federal or foreign taxes or duties and/or withholding taxes. Licensee shall be responsible for the payment of any and all taxes, licenses, duties and fees of Licensee or HBS including any withholding tax in connection with the marketing, distribution, sale, possession, use or sublicensing of the Localized Game (inclusive of value added taxes, but exclusive of taxes based on HBS’s net income). Licensee hereby agrees to pay and to indemnify HBS from all such duties, taxes and fees as may be imposed upon HBS with respect to the marketing, distribution, sale, possession, use or sublicensing of the replicated HBS Products pursuant to this Agreement. In the event Licensee is precluded by applicable law from making payments free of deductions, then Licensee shall pay to HBS such additional amounts as necessary so that the actual amount received by HBS shall be the same as though no such deduction had been made.

6.8.	Currency Control. Licensee shall obtain the necessary approvals and registrations (including any reporting requirements to the central bank or monetary authority as the case may be) as required by the appropriate authorities to ensure that all currency control requirements have been met in order to facilitate the smooth and timely payments of the sums (in United States Dollars) due to HBS under this Agreement.

6.9.	Pricing. Licensee shall determine the pricing of the Localized Game within the Territory in consultation with HBS.

6.10.	Accounting: Payment Method.

6.10.1.	Licensee will, not later than the fifteenth (15th) day following each calendar month during the Term of this Agreement and any extension thereof, and thereafter so long as any revenue or sales are generated or otherwise made by Licensee, furnish to HBS a full, complete and accurate statement itemized by Revenue Generation Method, under Section 6.1 and each Exhibit D, showing, for each country in the Territory: (i) the number, description, prices at which the Game is Exploited, (ii) Retail Sales, (iii) Gross Sales, (iv) the quantity and monetary value of the Online Virtual Game Cards, Game Cards issued, (v) Online Revenue of the Game, (vi) Localized Games manufactured, distributed, shipped, and/or sold by Licensee, and (vii) Royalties generated for the preceding month (each a

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“Monthly Statement”). Licensee will also include a statement of any returns made and copies of all related invoices. All such statements will be furnished whether or not any payments have been made to Licensee in the said preceding month and will be certified to be accurate by an officer of Licensee. Unless payable earlier pursuant to Section 6.8.2 or Exhibit D, Licensee shall, with the submission of each Monthly Statement pay all Royalties payable to HBS as shown thereon. In addition to the foregoing, Licensee shall provide, no later than twenty-five (25) days following the end of each Quarter, a full, complete statement certified to be accurate by an officer of Licensee, summarizing each Monthly Statement issued for such Quarter (each a “Quarterly Statement”), regardless of whether any Royalties are payable during such Quarter. In addition to the information provided in each Monthly Statement, each Quarterly Statement shall include a statement of Royalties generated during the applicable calendar quarter which have not otherwise been paid to HBS by Licensee. Licensee shall pay such Royalties to HBS with the submission of the applicable Quarterly Statement.

6.10.2.	Licensee shall pay to HBS the License Pee and Minimum Guarantee in accordance with the terms in Sections 6.2.1 and 6.2.2. With respect to Royalties generated from Game Cards and Online Game Cards, HBS will invoice Licensee following receipt of Licensee’s purchase orders for the serial numbers of Game Cards and Licensee shall make payment due to HBS forthwith upon receipt of HBS’s invoice date for such orders. HBS shall deliver the serial numbers of Game Card and Online Virtual Game Card codes to Licensee following receipt of payment. HBS’s receipt of statements or payments will not prevent it from questioning the correctness of the statements.

6.10.3.	Licensee agrees that any inconsistencies or mistakes discovered in the statements will be promptly rectified and the appropriate payments made by Licensee. Interest at the rate of five percent (5%) per month, not compounded, (but in no event more than the maximum amount permitted by law), shall accrue on any amount due hereunder, from the date such payments are due until the date of payment. Time is of the essence with respect to all payments under this Agreement. HBS’s right hereunder to interest on late payments shall not preclude HBS from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittances.

6.10.4.	Licensee shall, upon HBS’s demand, but not more than once per year, at Licensee’s own expense, furnish to HBS a detailed statement prepared by an independent certified public accountant specifying the kinds and quantities of Game Cards, Online Virtual Game Cards and Localized Games in inventory, sold and the prices received therefor up to the date of HBS’s demand.

6.11.	Usage Reports; Management Reports.

6.11.1.	In conjunction with the Accounting statements set forth in Section 6.10, Licensee shall provide to HBS written reports for every one-month period, or more or less often if requested by HBS, showing Licensee’s shipments and uploads of the Localized Game, usage of the Server Software and any other information HBS reasonably requests. Licensee shall contractually obligate any duplicator/replicator with which it contracts to replicate the Client to send detailed and accurate reports regarding the number of units of the Localized Game duplicated. The reports shall be submitted to HBS no later than the thirtieth of each and every month that any such duplication/replication takes place.

6.11.2.	On a quarterly basis, Licensee shall provide to HBS written management reports to include, but not limited to Gross Sales revenue in local currency delineating applicable to individual subscriptions, product SKU’s and wholesale customers, as well as a report of royalty calculation, detailed profit & loss statement, balance sheet, cash flow statement and other information as HBS may reasonably request.

6.12.	Records. Licensee shall maintain, for at least three (3) years after termination of this Agreement, its records, contracts and accounts relating to the Game. For the purpose of verifying compliance by the Licensee with the provisions of this Agreement, Licensee agrees that HBS and its representatives shall be permitted with full access to and shall be permitted to make copies of or abstracts from, the books and records of Licensee relating to all facets of Licensee’s Exploitation of

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the Game, HBS shall be permitted to audit such books and records at reasonable intervals. Such records, contracts and accounts shall be deemed confidential information by HBS.

6.13.	Audit Rights. Licensee shall maintain accurate books and records pertaining to the reproduction and distribution of the Game and the operation of the Game at Licensee’s headquarters .. HBS’s designated auditors (who shall be certified public accountants) shall have the right twice a year during ordinary business hours and upon twenty (20) working days’ prior written notice, to gain access to Licensee’s accounts and records related to the Game. Licensee will at all times keep an accurate and separate record of all transactions covered by this Agreement. Records will include all documents and other information relevant to the performance by Licensee of its rights and obligations under this Agreement. HBS’s auditors, upon reasonable notice and at its own expense, will have free and full access to and will have the right to audit, copy and make abstracts of Licensee’s records and other relevant documents and information in the possession of Licensee, in order to verify any statements rendered hereunder. HBS shall also have access to audit the components of the billing system operated by Licensee. Any such audit will be conducted only by certified public accountants and will take place only during reasonable business hours and in such manner so as not to unreasonably interfere with Licensee’s normal business activities. All of the information contained in Licensee’s records will be kept confidential except to the extent necessary to permit enforcement of Flagship’s/HBS’s rights hereunder (including, but not limited to, disclosing such records to Flagship), and HBS agrees that such information inspected and/or copied on behalf of HBS hereunder will be used only for the purposes of determining the accuracy of the statements, and will be revealed only to such employees, agents and/or representatives of HBS as necessary to verify the accuracy of the statements except to the extent necessary to permit enforcement of HBS’s rights hereunder. Licensee will be furnished with a copy of HBS’s auditor report within thirty (30) days after the completion of such report. In no event will such an audit with respect to any statement rendered hereunder: (i) commence after the date on which such statement has become conclusive and binding upon HBS; (ii) be made hereunder more frequently than twice annually; or (iii) be conducted on the premises of Licensee for more than fifteen (15) business days per audit without a compelling reason, such as the unusual complexity of the audit or Licensee’s failure to reasonably cooperate with, or promptly provide information reasonably requested by, the auditor. All such records will be kept available for at least three (3) years after the expiration or termination of this Agreement. Should the audit disclose a discrepancy in payments to HBS during the period that is covered by the audit of more than three percent (3%) of any amount subject to the audit, Licensee will bear the reasonable cost of the audit. Any underpaid amount as disclosed by an audit will be paid immediately to HBS, together with interest at the rate of five percent (5%) per month (not compounded), or (if lower), the highest rate allowed by applicable law, commencing on the date such payment was originally due hereunder.

6.14.	HBS has not made nor does it make hereunder any representation regarding the amount of revenue or the expense that Licensee will incur pursuant to this Agreement.
7. Support.
7.1.	Customer Service. Licensee acknowledges that the substantial goodwill of Flagship/HBS and the Flagship Trademarks and HBS Trademarks in the Territory will be greatly damaged if the User support by Licensee is anything other than first class. Licensee agrees to provide Users first class support, including: twenty-four (24) hour a day, every day of the year customer and game user support via call-in center, in-game presence and email. Further, Licensee agrees to comply with the requirements of Exhibit E which describes the minimum levels of both customer and game support.

7.2.	Support to Licensee. HBS shall provide Licensee’s personnel with initial training regarding the support of the Game (including the Expansions, if any), without charge. The duration and scope of the training is set forth in the Implementation Plan. Thereafter, Licensee shall pay HBS the rate stated in the Implementation Plan for the provision of further training and assistance.

7.3.	Licensee Personnel. Licensee shall train and maintain a sufficient number of capable technical personnel at its expense in the Territory; (1) to serve the needs of Users; and (2) otherwise to carry out the responsibilities of Licensee pursuant to this Agreement.

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7.4.	Technical Expertise. Licensee and its staff shall be conversant with the technical language conventional to HBS’s Products and similar computer products in general. HBS may require minimum proficiency levels in the Implementation Plan.

7.5.	Licensee agrees that notwithstanding the provision of initial training and support by HBS, Licensee shall remain solely and wholly responsible for the provision of the On-Line Services technical support, billing, connection, bandwidth, etc., Customer Service, and the discharge of all of its other duties and obligations hereunder. In this regard, Licensee agrees that it shall promptly attend to all customer queries and/or complaints relating to the provision of the On-Line Services and the Localized Game and ensure that such queries and/or complaints are satisfactorily attended to and resolved. Licensee shall take all necessary measures to ensure that Flagship/HBS and their respective parent, affiliates, and related entities are not exposed to any suits, claims, demands or proceedings from customers in connection with the above.

7.6.	Dispatching HBS Employees. HBS may, at its sole discretion, dispatch up to three (3) HBS employees to Licensee’s offices or such other locations in the Territory from time to time for the purpose of providing marketing and/or technical support to Licensee during the Term. For each HBS employee dispatched to Licensee as set forth herein, Licensee shall pay: (a) all travel costs associated with such employee, including, without limitation, airfare and reasonable hotel or housing accommodations (the standards of which shall be subject to HBS approval); (b) any and all costs associated with obtaining a visa for the Territory; and (c) a support fee of $2,500 U.S.D per month. The support fee set forth in the immediately preceding sentence shall be paid to the account set forth in Section 6.3 on the last day of each month that each such employee is providing Licensee support services. Payment of partial months of support service shall be calculated by dividing the service fee by 30 and then multiplying the result by the number of days of support service provided.

7.7.	Middleware Installation. HBS may license, under a separate software license agreement with Licensee, certain HBS software products for the purpose of assisting in providing the Online Services (the “Middleware”), including (a) a concurrent user monitoring solution; (b) a billing system which shall provide daily/cumulative charged deposit points and daily/cumulative consumed deposit points; and (c) access to total subscriber numbers, daily new subscriber numbers, and daily unique visitor numbers. Licensee shall provide reasonable support to HBS at HBS’s request for the purpose of installing the Middleware.
8. Representations and Warranties.
8.1.	Licensee Representations and Warranties. Licensee represents and warrants that: (i) Licensee has the right, power and authority to enter into this Agreement; (ii) the name “Infocomm Asia Holdings Pte Ltd.” (or other name mutually approved by the parties) and related logo, and use thereof as permitted by Licensee under this Agreement, do not and will infringe any Intellectual Property Rights or other proprietary rights of any third party and that as of the Effective Date, there are no lawsuits or proceedings pending in any forum or any claims asserting concerning any aspect of the same; (iii) the Game Cards, Online Virtual Game Cards, Marketing Materials, Instructional Guides, Promotional Merchandise, Promotional Events, Localized Game, and Localized Server Software as developed, manufactured, performed or otherwise provided by Licensee and any other materials of any kind provided by Licensee or any third party hereunder do not and will not violate or infringe any Intellectual Property Rights or other proprietary rights of any third party; (iv) Licensee shall comply with applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its business with its customers and with respect to the Localized Game in the Territory; (v) the Game Cards, Online Virtual Game Cards, Localized Games, Localized Server Software, Hardware or other related software will not contain any known viruses, bugs, or other harmful code; (vi) the media on which the Game Cards and Localized Games and other items related to the Game that are furnished to its customers by Licensee will be free from defects in materials and workmanship; (vii) Licensee’s performance of this Agreement does not conflict with any other agreement to which Licensee is bound and, while performing this Agreement, Licensee will not enter into any other agreement which would impair the ability of Licensee to perform this Agreement; (viii) Licensee’s performance of this Agreement shall be in a

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professional manner and shall be of a high grade, nature, and quality; (ix) it has obtained and will maintain throughout the duration of this Agreement, the requisite approvals, consents, permissions, licenses or permits as the case may be from the relevant government or statutory authorities for the performance of its obligations herein; and (x) this Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid, binding and enforceable agreement of Licensee.

8.2.	HBS Representations and Warranties. HBS represents and warrants this Agreement has been duly authorized, executed and delivered by HBS and constitutes a valid, binding and enforceable agreement of HBS.
9.	Disclaimer of Warranties. LICENSEE ACKNOWLEDGES THAT (A) THE GAME AND SERVER ARE PROVIDED “AS IS” AND “WHERE IS” BY FLAGSHIP/HBS AND ARE ACCEPTED BY LICENSEE AS SUCH, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, FLAGSHIP/HBS DISCLAIMS ALL WARRANTIES, AND LICENSEE RECEIVES NO WARRANTIES UNDER THIS AGREEMENT OF ANY KIND, INCLUDING BUT NOT LIMITED TO WITH REGARD TO THE GAME AND SERVER, WHETHER EXPRESSED OR IMPLIED, OR ARISING OUT OF ANY COURSE OF PERFORMANCE, CUSTOM, INDUSTRY STANDARD, OR USAGE IN TRADE, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, FLAGSHIP/HBS SPECIFICALLY DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS: (i) THAT GAME AND SERVER WILL MEET LICENSEE’S REQUIREMENTS; (ii) THAT GAME AND SERVER WILL BE ERROR FREE OR FUNCTION IN AN UNINTERRUPTED MANNER; (iii) REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE GAME AND SERVER IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF GAME AND SERVER IS ASSUMED BY LICENSEE. THE WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR REMEDIES. NO VERBAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY FLAGSHIP/HBS OR THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY, AND LICENSEE SHALL NOT RELY ON ANY SUCH INFORMATION OR ADVICE. THE FOREGOING DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.
10.	Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL FLAGSHIP/HBS BE LIABLE TO LICENSEE ON ACCOUNT OF ANY CLAIM (REGARDLESS OF THEORY OF LIABILITY WHETHER BASED UPON PRINCIPLES OF CONTRACT, WARRANTY, NEGLIGENCE OR OTHER TORT, BREACH OF ANY STATUTORY DUTY, PRINCIPLES OF INDEMNITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE) FOR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INDIRECT, INCIDENTAL, PUNITIVE-OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE, OR GOODWILL OR COST OF REPLACEMENT SERVICES OCCASIONED BY ANY DEFECT IN THE GAME OR SERVER, THE INABILITY TO USE, LOCALIZE OR INTEGRATE THE GAME OR SERVER WITH LICENCEE’S HARDWARE, SOFTWARE OR OTHER EQUIPMENT, GAMECARDS, OR ANY OTHER CAUSE WHATSOEVER WITH RESPECT TO THE GAME OR SERVER OR THIS AGREEMENT, DAMAGE OR LOSS OF PROPERTY, EQUIPMENT, INFORMATION OR DATA, OR FOR ANY DAMAGES OR SUMS PAID BY LICENSEE TO THIRD PARTIES, EVEN IF FLAGSHIP/HBS HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE ACKNOWLEDGES AND AGREES THAT (1) LICENSEE HAS NO EXPECTATION AND HAS RECEIVED NO ASSURANCES THAT ITS BUSINESS RELATIONSHIP WITH FLAGSHIP/HBS WILL CONTINUE BEYOND THE STATED TERM OF THIS AGREEMENT OR ITS EARLIER TERMINATION, AND THAT FLAGSHIP/HBS HAS NOT MADE ANY PROMISES WITH RESPECT TO LICENSEE’S ABILITY TO RECOUP ANY INVESTMENT OR COSTS BY LICENSEE IN CONNECTION WITH THE PROMOTION OF LOCALIZED GAME BY VIRTUE OF THIS AGREEMENT; AND (2) LICENSEE SHALL NOT HAVE OR ACQUIRE BY VIRTUE OF THIS AGREEMENT OR OTHERWISE ANY VESTED, PROPRIETARY OR OTHER RIGHT IN THE PROMOTION OF LOCALIZED GAME OR IN ANY GOODWILL CREATED BY ITS EFFORTS HEREUNDER. LICENSEE AGREES THAT FLAGSHIP/HBS WILL NOT BE LIABLE FOR ANY DAMAGES THAT LICENSEE OR ITS CUSTOMERS OR END USERS MAY INCUR ARISING OUT OF THE USE OR INABILITY TO USE THE LOCALIZED GAME OR GAME CARD.

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FOR THE AVOIDANCE OF DOUBT, THE ABOVE LIMITATION OF LIABILITY DOES NOT APPLY TO DAMAGES AND LOSS CAUSED DIRECTLY AS A RESULT OF HBS’S GROSS NEGLIGENCE AND/OR WILFUL MISCONDUCT.
LICENSEE’S SOLE REMEDY AND HBS’S SOLE OBLIGATION SHALL BE GOVERNED BY THIS AGREEMENT, AND IN NO EVENT SHALL HBS’S MAXIMUM AGGREGATE LIABILITY EXCEED THE FEE ACTUALLY PAID TO HBS FOR THE GAME CARDS HEREUNDER. THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT ENLARGE OR EXTEND THE LIMIT.
11. Indemnification.
11.1.	Licensee’s Indemnification. Licensee shall defend, indemnify and hold harmless Flagship/HBS, their respective parent, subsidiaries, affiliated companies and partners and their respective officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all liabilities, damages, judgments, costs, expenses, and fees (including reasonable attorney’s fees) resulting from any claims, litigation, or actions arising out of or relating to actual or alleged: (i) distribution by Licensee of the Localized Game, Online Virtual Game Cards, Game Cards, Instructional Guide, or any other Game related materials; or (ii) Licensee marketing and sale of the Game Cards, Online Virtual Game Cards or Localized Game; or (iii) defects in the Game Cards, Online Virtual Game Cards, Localized Game or Localized Server; or (iv) unauthorized use of any patent, process, method or device or out of the infringement of any copyrights, trade name, patent, or libel or invasion of the right of privacy, contract, publicity or other property rights of any party; or (v) breach by Licensee of any and all provisions of this Agreement in connection with the performance by Licensee of its rights or obligations under this Agreement; or (vi) breach of any representations and warranties or covenants Licensee has made hereunder; or (vii) infringement caused by any modification to the Game Cards, Online Virtual Game Cards, Localized Game or Localized Server or Documentation not authorized by HBS; or (viii) any third-party claim arising from Licensee’s use of any trademarks or copyrighted material added to the Game Cards, Online Virtual Game Cards, Localized Game, Instructional Guide, Marketing Materials or other Game related materials. An Indemnified Party will timely notify Licensee in a writing that sets forth with specificity the claim or action to which such indemnification obligation applies but any failure to provide timely notice or information shall not impair such Indemnified Party’s rights to indemnification except to the extent that such failure has materially prejudiced or materially delayed Licensee in defense of the claim. Licensee shall have the right to control the defense of each such claim and any lawsuit or proceeding arising therefrom. Licensee will cause its counsel to cooperate fully with the Indemnified Party and its counsel in the defense of such action. Licensee shall not admit any liability or compromise any suit without first obtaining the Indemnified Party’s consent in writing. Each Indemnified Party shall have the right to participate in the defense and settlement of such claim being defended by Licensee through separate counsel at such Indemnified Party’s expense. Notwithstanding the foregoing, in the event Licensee does not timely undertake to defend an Indemnified Party from a claim or suit described above, the Indemnified Party shall have the right to undertake the defense itself and Licensee promises to repay all liabilities, damages, costs and fees (including reasonable attorney’s fees) resulting from such defense regardless of the outcome.

11.2.	No Combination Claims. Flagship/HBS shall not be liable to Licensee for any claim arising from or based upon the combination, operation or use of any Game Cards, Online Virtual Game Cards, Localized Game or Localized Server with equipment, data or programming not supplied by Flagship/HBS, or arising from any alteration or modification of the Game or Server Software.

11.3.	Insurance. Licensee will carry and maintain at its sole cost and expense appropriate and sufficient policy(s) of insurance, which must comply with all statutory regulations in each state (or country) where this Agreement is being performed, naming each of Flagship and HBS and their respective subsidiaries as additional named insureds. Such policy(s) of insurance shall provide protection against any and all claims, demands and causes of action arising out of or in connection with the Localized Game, including without limitation, Game Cards, Online Virtual Game Cards, Localized Client or Localized Server or the use thereof or failure to perform, alleged or otherwise, in the

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Localized Game, including without limitation Game Cards, Online Virtual Game Cards, Localized Client or Localized Server or any technology, equipment, material or other component used in connection therewith, and shall include, but not limited to, the following (or equivalent thereof): (i) Workers’ Compensation and State Disability, including Employers’ Liability, (ii) Comprehensive General Liability (including broad form of coverage for contractual, products liability and personal injury liability (including bodily injury and death)), and (iii) Umbrella Liability. The amount of coverage providing adequate protection for Flagship/HBS, and their respective Affiliates and each of their respective agents, servants, employees, officers and directors, and Licensee against any such claims or suits shall be a minimum amount of One Million U.S. Dollars (US$1,000,000.00) combined single limit for each single occurrence. Such policy(s) of insurance shall be in effect at least as early as the Effective Date of this Agreement and shall remain in force and provide coverage throughout the Territory until one (1) year after the effective date of expiration or any termination of this Agreement. Licensee shall be solely responsible for the payment of all deductibles on its policy(s). Within ten (10) business days after the Effective Date of this Agreement, Licensee will deliver to HBS a certificate(s) of insurance or other documentary proof that Licensee has obtained the required insurance policy(s) pursuant to this Agreement. Without prejudice to the forgoing, HBS may at its discretion specify alternative insurance type and amount that would be sufficient to protect its interest, in accordance with the best practices of the industry in general, if any one or more of the aforementioned insurance is not available to the Licensee.
12. Term and Termination.
12.1.	Term. This Agreement shall remain in full force and effect during the Term.

12.2.	Termination by HBS with Cause. Without prejudice to any rights which HBS may have under the Agreement or in law, equity, or otherwise:

12.2.1.	HBS shall have the right to terminate this Agreement as set forth in Sections 2.1, 4.2, 4.10, 5.6, 6.2.1.3 or immediately upon written notice delivered to the Licensee if, at any time Licensee is in material breach of any other term, condition, warranty, representation or covenant of this Agreement, including without limitation those breaches listed in this Section 12, and fails to cure such breach (if such breach is by its nature curable) within thirty (30) days of written notice thereof (ten (10) days in the case of any breach of payment obligations pursuant to Section 6). Licensee may cure any particular curable breach section only twice, i.e., HBS may immediately terminate the Agreement for cause if Licensee breaches any section for a third time even though Licensee cured the breach twice before within the proper cure period; or

12.2.2.	HBS shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee shall make or attempt any unauthorized assignment for the benefit of creditors, file any petition for reorganization, readjustment or rearrangement of its business or affairs under any laws or governmental regulations relating to relief of debtors, bankruptcy or insolvency of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, discontinues its business, or be adjudicated a bankrupt or an insolvent. In the event that the Agreement so terminates, neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have any right to manufacture, distribute, sell, exploit or in any way deal with any aspect of the Localized Game, including without limitation, Game Cards, Localized Client, Localized Server Software, Instructional Guides, Promotional Events, Promotional Merchandise or any Marketing Materials except with and pursuant to HBS’s consent and instructions in writing.

12.2.3.	HBS shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee is merged, consolidated, sells all or substantially all of its assets or implements or experiences any substantial change in management or control (the transfer of fifty percent (50%) or more of a Licensee’s common stock or the equivalent, shall be considered a substantial change in control hereunder), unless the prior consent and approval of HBS is obtained.

12.2.4.	HBS shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee enters into any arrangement, partnership or takes part in activities

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that HBS considers to be prejudicial or adverse to its business interest, reputation, good standing, image and/or goodwill or which would in any way negatively impact the commercial viability of the Game. Accordingly, Licensee shall notify and obtain the approval of HBS before entering into any of the aforesaid arrangements above. Such approval is revocable by Flagship on a change of circumstances that negatively impacts Flagship.

12.3.	Failure to Manufacture or Distribute. Licensee’s failure to commence in good faith the manufacture, shipping and sale in substantial quantities of the Licensed Products by the Scheduled Production Date, and to continue during the Term to distribute and sell the Game Cards, Online Virtual Game Cards or Localized Game in all commercially viable parts of the Territory, will result in immediate damage to HBS and will constitute a material breach of this Agreement.

12.4.	Licensee Violations of the Agreement. The following also shall constitute breaches subject to HBS’s right to terminate this Agreement in accordance with the provisions of Section 12:

12.4.1.	If Licensee fails to deliver to Flagship/HBS or to maintain in full force and effect the insurance required in Section 11.3; or

12.4.2.	If Licensee fails to provide timely statements, make payments and/or provide access to Licensee’s premises as required by this Agreement; or

12.4.3.	If Licensee sells to any third party who intends to sell, any Game Cards, Online Virtual Game Cards or Localized Games outside the Territory or channels of distribution; or

12.4.4.	If Licensee distributes or sells the Game, Game Cards or Virtual Online Game Cards other than as set forth in Exhibit D; or

12.4.5.	If any governmental or regulatory agency finds that the Game Cards, Online Virtual Game Cards or Localized Games are defective in any way, manner or form or if Licensee sells “seconds” or inferior Game Cards or Localized Games; or

12.4.6.	If Licensee manufactures, sells or distributes, whichever occurs first, any of the Promotional Merchandise, Instructional Guides, Packaging Material, Marketing Materials, press releases, Game Cards, Online Virtual Game Cards or Localized Games without the prior written approval of Flagship/HBS as provided in Section 5; or

12.4.7.	If Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

12.4.8.	If Licensee fails to mark all aspects of the Localized Game, including without limitation Game Cards, Localized Games, Localized Server Software, Instructional Guides, Promotional Merchandise, Packaging Materials and Marketing Materials with the appropriate copyright and trademark notice provided to Licensee; or

12.4.9.	If Licensee assigns or attempts to transfer, assign this Agreement or any of Licensee’s rights under this Agreement to any third party without HBS’s prior written consent; or

12.4.10.	If Licensee sells the Server Software; or

12.4.11.	If Licensee fails to obtain the requisite approvals, license, permits and/or permission from the government and regulatory authorities pursuant to Section 2.1.

12.5.	Effect of Termination. Upon expiration or termination for any reason of this Agreement:

12.5.1.	Licensee shall cease using any Flagship/HBS trademarks, logos or trade names and shall immediately cease manufacture, distribution, sale or advertisement for sale of the Game Cards, Online Virtual Game Cards and Localized Games. Licensee shall immediately turn off the Server Software and cease operations pertaining to the Localized Game.

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12.5.2.	All Game masters, Game Cards, access codes, Game Data, Accounts, Localized Games, Localized Servers, Replication materials, Game, Server Software, source code, trademarks, trade names, patents, samples, literature and sales aids of every kind and any other items provided to Licensee by Flagship/HBS shall remain the property of Flagship/HBS as more specifically set forth in that certain Software Publishing Agreement regarding the Game between Flagship and HBS. Within thirty (30) days after the termination of this Agreement, Licensee shall prepare all such items, and any other Game related materials including Work Product and localization materials in its possession for shipment, as HBS may direct, at BBS’s expense. Licensee shall not make or retain any copies of any confidential or proprietary items or information, including without limitation any Account and other customer information or data, which may have been entrusted to it and shall immediately return the same as directed by HBS. HBS shall have the right, which shall survive termination of this Agreement to conduct a physical inventory of Licensee at its places of business to verify such statement of remaining inventory. Licensee shall immediately surrender all Account and other database of Game and customer information to HBS. The transfer of any and all such information by Licensee to HBS shall be performed by Licensee in such a manner that HBS or a third party designated by HBS shall be able to assume the Online Services in the Territory without causing any interruption or inconvenience to Users.

12.5.3.	Licensee shall provide HBS with a written report, sworn to by an authorized officer of Licensee, detailing all inventory of the Game Cards, access codes and Localized Games in its possession at the effective date of termination within ten (10) business days. Licensee shall have no sell-off rights whatsoever and as set forth in Section 12.5.2, any remaining inventory of Game Cards, access codes and Localized Games shall become the property of HBS without any payment by HBS to Licensee and shall be promptly delivered to HBS at a destination designated by HBS at Licensee’s expense.

12.5.4.	Save where the Agreement is terminated on the grounds that Licensee has failed to obtain the requisite approvals, license, permits and/or permission from the government and regulatory authorities pursuant to Section 2.1 and referenced in Section 12.4.10, the Minimum Guarantee and/or Royalties due for the current Period in which the termination is effected, as well as the Minimum Guarantee for the immediately following Period, and all other payments due and owing shall be immediately due and payable to HBS within ten (10) days of the effective date of termination for cause. In the event HBS terminates this Agreement for cause, Licensee shall not be entitled to, and shall waive its right to make any claim to, any refund of any fees or other payments made by Licensee to HBS under this Agreement. HBS reserves all other rights and remedies available at law or equity.

12.6.	Survival. HBS’s rights and Licensee’s obligations to pay HBS all amounts due hereunder, as-well as Sections 3, 6, 8-14 and any provision of this Agreement that expressly states that it shall survive termination or expiration shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion hereof or exhibit hereto is void or voidable.
13.	Non-Disclosure or Use. In the course of this Agreement, it is anticipated that either Licensee or HBS will learn confidential or proprietary information about Flagship/HBS and/or Licensee. Each Party shall keep in trust and confidential this information and any other information which other Party may acquire with respect to Flagship’s/HBS’s business, including, but not limited to, information developed and relating to new products, product plans, product designs, customers, technology, computer codes, trade secrets, pricing, know-how, inventions, techniques, programs, algorithms, schematics, documentation, business opportunities, processes, and practices, and any information that ought, in good faith, to be treated as confidential given its nature and/or the circumstances of its disclosure, unless and until the other Party consents to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of the receiving Party. Neither Party shall disclose to others, without the other Party’s consent, the subject of this relationship without first providing the other Party with the opportunity to review and offer reasonable objection to the contemplated publication. In addition to the duty to maintain such confidential information in strictest confidence, Each Party shall take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the-information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the confidential information only on a “need to know” basis, solely to those who are informed of the confidential nature of such information and agree to be bound by the terms of confidentiality under this Agreement, and solely in connection with the performance of

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this Agreement, and to take steps to ensure that the dissemination is so limited. Each Party shall require each of its employees performing services relating to the Game to execute a Confidentiality Agreement, if requested by HBS. This undertaking to keep information confidential shall survive the termination of this Agreement.
It is understood, however that the restrictions listed above shall not apply to any portion of confidential information which: (i) was previously known to the receiving Party without obligations of confidentiality; (ii) is obtained after the Effective Date of this Agreement from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to the disclosing Party with respect to such information; (iii) is or becomes part of the public domain through no fault of Licensee; (iv) is independently ascertainable or developed by the receiving Party or its employees; (v) is required to be disclosed by administrative or judicial action, or stock exchange regulation provided that the receiving Party immediately after receiving notice of such action notifies the other Party of such action to give the other Party the opportunity to seek any other legal remedies to maintain such confidential information in confidence; or (vi) is approved for release by written authorization of the disclosing Party. Each Party agrees that the terms and conditions, and this Agreement itself, shall be considered confidential information, except as expressly otherwise stated in this Agreement.
Licensee acknowledges and agrees that the Game, the Client, the Server Software, the terms of this Agreement and all component parts of all of the foregoing are the confidential or proprietary information of Flagship/HBS. Licensee agrees not to use the confidential information for its own benefit or for the benefit of any third party, or Other than in accordance with the terms and conditions of this Agreement. All such confidential information remains the property of Flagship/HBS. Promptly at the termination of this Agreement for any reason, Licensee shall return to HBS all originals and copies of any material in any form containing or representing the confidential information, including but not limited to all computer codes, discs, drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media), or shall destroy the same at the request of Flagship/HBS.
Since unauthorized transfer of Flagship/HBS’s confidential information will substantially diminish its value and injure Flagship/HBS in ways that cannot be remedied fully by money, Licensee’s breach of these Section 13 obligations will entitle Flagship/HBS to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.
14. General.
14.1.	Relationship of the Parties. Licensee’s relationship with HBS during the term of this Agreement will be that of an independent contractor. Licensee will not have, and shall not represent that it has, any power, right or authority to bind HBS, or to assume or create any obligation or responsibility express or implied, on behalf of HBS or in HBS’s name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as making partners of Licensee and HBS, nor as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the parties. In all matters relating to this Agreement, neither Licensee nor its employees or agents are, or shall act as, employees of HBS within the meaning or application of any obligations or liabilities to HBS by reason of an employment relationship. Licensee shall reimburse HBS for and hold it harmless from any liabilities or obligations imposed or attempted to be imposed upon HBS by virtue of any such law with respect to employees of Licensee in performance of this Agreement.

14.2.	Assignment. The rights granted to Licensee hereunder are personal in nature and Licensee agrees that this Agreement shall not be assignable, nor may Licensee delegate its duties hereunder without the prior written consent of HBS and Flagship. Any attempted delegation or assignment without the required consent shall be void and of no effect.

14.3.	Waiver and Modification. No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

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14.4.	Notices. All notices and demands hereunder shall be in writing and shall be served by personal delivery, express courier, or mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party), and shall be deemed complete upon receipt. All notices or demands by mail shall be by certified or registered airmail, return receipt requested. If receipt of such notice or demand is refused or a party has changed its address without informing the other, the notice shall be deemed to have been given and received upon the seventh (7th) day following the date upon which it is first postmarked by the postal service of the sender’s nation. Licensee shall notify HBS in writing of any material claim or proceeding involving the Game within the Territory within seven (7) days after Licensee learns of such claim or proceeding. Licensee shall also immediately report to HBS all claimed or suspected product defects. Licensee shall also notify HBS in writing not more than seven (7) days after any change in the management or control of Licensee or any transfer of a majority share of Licensee’s voting control or a transfer of substantially all its assets. Licensee shall provide written notice the Chief Executive Officer of HBS.

14.5.	Attorney’s Fees. In the event any legal or administrative action or proceeding (an “Action”) is brought by either party in connection with this Agreement, the prevailing party in such Action shall be entitled to recover from the other party all the costs, attorneys’ fees and other expenses incurred by such prevailing party in such Action.

14.6.	Complete Execution. This Agreement shall become effective only after it has been executed by Licensee, HBS and Flagship.

14.7.	Choice of Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. THE APPLICATION OF THE UNITED NATIONS CONVENTION OF CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS IS EXPRESSLY EXCLUDED. If any dispute, difference of opinion or claim which HBS and Licensee are unable to resolve through amicable negotiation arises out of, or in connection with this Agreement, either party may, after having the other party hereto so notified with a notice period of no less than twenty (20) days, refer the matter in question to arbitration for settlement in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more (maximum of three (3)) arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in Seoul, Republic of Korea, Both parties hereby submit to the jurisdiction of such body over each of them personally in connection with such litigation, and waive any objection to venue and any claim that such forum is an inconvenient forum. Notwithstanding any of the foregoing to the contrary, Licensee hereto voluntarily and irrevocably submits and consents to the sole and exclusive jurisdiction of the courts of the State of California, San Francisco county, including Federal courts located therein, should Federal jurisdiction requirements exist, in any action brought by Flagship to enforce (or otherwise relating to) this Agreement, and Licensee hereby waives any objection thereto on the basis of personal jurisdiction or venue. The English-language version of this Agreement controls when interpreting this Agreement and all proceedings shall be conducted in English.

14.8.	Severability. In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect. In the event the infirmed provision causes the contract to fail of its essential purpose, then the entire Agreement shall fail and become void.

14.9.	Force Majeure. Neither Party shall be responsible for any failure to perform due to unforeseen circumstances or cause beyond such Party’s control, including but not limited to acts of God, war, riot, embargoes; acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, labor or materials.

14.10.	Time is of the essence. Licensee acknowledges that time is of the essence regarding its performance and discharge of all its duties and obligations under this Agreement.

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14.11.	Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreement. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by each party and an executed copy has been delivered to the parties. This Agreement may not be changed, modified, amended or supplemented except in a writing signed by all parties to this Agreement. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth herein.

14.12.	Third Party Beneficiary. Licensee hereby acknowledges and agrees that Flagship is a third party beneficiary with respect to this Agreement with full power and authority to enforce the provisions of this Agreement as if a direct party hereto. Sections 9 and 10 of this Agreement shall apply to Flagship as if Flagship directly made such disclaimers and limitations of liability therein. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assign of the parties hereto.

14.13.	Expenses. Each party shall bear all expenses related to its respective rights and obligations described herein. For purposes of example only and without limitation, Licensee shall be responsible for all expenses associated with the Marketing Support Commitment, the Online Services, hardware and Localization.

14.14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

14.15.	Language. All statements and reports to be sent to HBS shall be in the English language. If this Agreement is executed in more than one language then the English version shall be binding on the parties in the event of a conflict between documents.

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IN WITNESS WHEREOF, the parties have entered into this Agreement.

HanbitSoft, Inc.

By:	/s/ Steve Kim

Title	CEO
Date	Dec. 13. 2006.

DRAGONGATE ENTERPRISES LIMITED

By:	/s/ Arthur Wang

Title	Director
Date	13 Dec 06

ACKNOWLEDGED AND AGREED: Flagship Studios, Inc.

By:	/s/ Bill Roper

Title	CEO
Date	13 Dec 06

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EXHIBIT A
TECHNICAL SPECIFICATIONS
To be completed by HBS

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EXHIBIT B
IMPLEMENTATION PLAN
To be completed by HBS

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EXHIBIT C
MINIMUM MARKETING SUPPORT SUMS
For the purpose of marketing, promoting and advertising the Localized Game, Licensee agrees that it shall commit not less than Five Million U.S. Dollars ($10,000,000 USD) (“Marketing Support Sums”) during the Term:
For the period from the Effective Date to the Commercial Release Date, a sum of not less than USD $5,000,000.
For the remaining period after Commercial Release Date, a sum of not less than USD $5,000,000.
Licensee shall provide a detailed budget plan within 10 working days upon HBS’ request for approval. Revision of such approved plan shall require the prior written approval of HBS.
The marketing commitments allocated and actually spent by sponsors approved by HBS may be credited against the Marketing Support Sums.
The Marketing Support Sums may not be used for: costs relating to the cost of goods or distribution costs of the Game Cards (in any format) or the Localized Game; selling expenses; labor, distributors’ margin, channel incentives, overhead expenses or other related costs.
MARKETING PLAN

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EXHIBIT D
REVENUE GENERATION MODEL(S)
EXHIBIT D1
1.	Date: The Effective Date.

2.	Revenue generation model type: Game Cards and Online Virtual Game Cards

3.	Description: Game Cards and Online Virtual Game Cards are currently the dominant payment mechanism for OLMMPs within the Territory. A User purchases a Game Card from a retail outlet or an Online Virtual Game Card on the Internet in one of varying amounts of currency which amount is directly associated with the amount of Localized Server Software access time the User will receive when using the Game Card or Online Virtual Game Card. The Game Card or Online Virtual Game Card contains a secure window which, when opened, reveals a security code that the User enters into the Localized Server Software via the Localized Game and/or Internet after which the User’s account is credited with such amount of time.

4.	Approved Sales Channels. For purposes of the Agreement and this Exhibit D, Licensee may only distribute and sell (i) Game Cards, Online Virtual Game Cards to distributors, wholesalers and retailers of video games and/or prepaid cards for resale to Users; and (ii) Game Cards (but specifically excluding Online Virtual Game Cards) to Users at Licensee-hosted promotional events for the Game, as previously approved by HBS. Under no circumstances shall Licensee (i) directly or indirectly sell Game Cards to Users except as provided in the immediately preceding sentence, or (ii) directly or indirectly sell Online Virtual Game Cards to Users in any manner (other than through distributors, wholesalers and retailers of video games and/or prepaid cards as set forth in part (i) of the immediately preceding sentence), including, without limitation, selling Online Virtual Game Cards to Users through the Localized Website. To the extent that HBS authorizes (which authorization shall be at HBS’s sole discretion) Licensee to sell and distribute Game Cards and/or Online Virtual Game Cards directly to Users, the terms and conditions of such sale and distribution shall be subject to a separate Exhibit D to be mutually agreed by the Parties.

5.	Royalty payable by Licensee to HBS: Twenty-One percent (21%) of the retail value of each Game Card and Online Virtual Game Card produced for use with the Localized Server Software. A Game Card or Online Virtual Game Card shall be deemed “produced” when HBS delivers the associated security codes to the Game Card manufacturer or Licensee.

6.	Security code acquisition procedure: Licensee will notify HBS of the number of Game Cards and Online Virtual Game Cards Licensee desires, together with a breakdown of how much time each card shall credit a User’s account and the corresponding retail value of the card (e.g., 5,000 total cards: 2,000 of which are 5 hour cards with a retail value of x; 3,000 of which are 10 hour cards with a retail value of y). HBS will then prepare and transmit to Licensee an invoice regarding such order. Upon HBS’s receipt of the full amount described on the invoice (in accordance with Section 6 of the Agreement), HBS shall promptly transmit the security codes to the Game Card manufacturer and HBS shall enable those codes in the Localized Server Software. Licensee shall not permit the actual retail Game Card or Online Virtual Game Card price to deviate from that in a corresponding security code request without the Approval of HBS, and in the event such Approval is granted and the retail price is increased, HBS will transmit to Licensee an invoice for the difference due HBS regarding the associated royalty for such Game Cards and Licensee agrees to pay to HBS such invoiced amount in accordance with Section 6 of the Agreement within five (5) days of Licensee’s receipt of the invoice. For purposes of clarification, should Licensee order a number of Game Cards and/or Online Virtual Game Cards whereby the invoice amount to be paid is in excess of the portion of the Minimum Guarantee paid for the applicable Quarter, Licensee shall pay such excess amount to HBS according to the terms of this paragraph 6.

7.	Inventory: Licensee agrees at all times to maintain and distribute a sufficient inventory of Game Cards and Online Virtual Game Cards to meet User demand throughout the Territory.

8.	Bundling: Game Cards and Online Virtual Game Cards shall not be capable of enabling credit toward any other good or service, including any other OLMMP game.

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EXHIBIT E
MINIMUM SUPPORT OBLIGATIONS

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EXHIBIT F
PROFESSIONAL SERVICES AGREEMENT
Beginning on the       day of                                          200 ,                                          (“Replicator”) agrees to perform services for [COMPANY NAME] (“COMPANY NAME”) pursuant to the following terms and conditions:
1. Acting as an independent contractor, Replicator shall render the services as stated in Exhibit 1 (“Services”). Replicator shall take direction from and report to                                         .
2. In consideration for performance of the Services and upon COMPANY NAME’s acceptance of completion of same, Replicator shall receive from COMPANY NAME a fee which is payable in accordance with Exhibit 1.
3. Replicator understands that he/she is not authorized to incur any expenses on behalf of COMPANY NAME without prior written consent, and all statements for the Services and expenses shall be in the form prescribed by COMPANY NAME and shall be approved by                                         , or his/her supervisor.
4. COMPANY NAME has the right, in its sole discretion, to terminate this Agreement for any reason with seven (7) days prior written notice. In the event of such a termination, COMPANY NAME’s sole obligation shall be to pay Replicator, pro rata, for the fees with respect to all milestones achieved or Services performed, as applicable, which shall have been accepted as of that date by COMPANY NAME. COMPANY NAME shall have no further obligation, whether financial or otherwise, to Replicator after such cancellation. COMPANY NAME may terminate this Agreement immediately upon Replicator’s refusal or inability to perform pursuant to, or Replicator’s breach of, any provision of this Agreement.
5. Replicator shall not, either during or subsequent to the term of this Agreement, directly or indirectly disclose any information designated as confidential by COMPANY NAME; nor shall Replicator disclose to anyone other than a COMPANY NAME employee or use in any way other than in the course of the performance of this Agreement any information regarding COMPANY NAME, including but not limited to COMPANY NAME’s product, market, financial or other plans, product designs and any other information not known to the general public whether acquired or developed by Replicator during performance of this Agreement or obtained from COMPANY NAME employees; nor shall Replicator, either during or subsequent to the term of this Agreement, directly or indirectly disclose or publish any such information without prior written authorization from COMPANY NAME to do so. Unless otherwise specifically agreed to in writing, all information about and relating to projects under development by COMPANY NAME and/or parties doing work under contract to COMPANY NAME including the Services rendered hereunder by Replicator shall be considered confidential information. Replicator acknowledges and agrees that all of the foregoing information is proprietary to COMPANY NAME, that such information is a valuable and unique asset of COMPANY NAME, and that disclosure of such information to third parties or unauthorized use of such information would cause substantial and irreparable injury to COMPANY NAME’s ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this Paragraph 5, Replicator agrees that COMPANY NAME shall be entitled to seek injunctive and other equitable relief, without limiting the applicability of any other remedies.
6. Replicator shall return to COMPANY NAME any COMPANY NAME property that has come into his/her possession during the term of this Agreement, when and as requested to do so by COMPANY NAME and in all events upon termination of Replicator’s engagement hereunder, unless Replicator receives written authorization from COMPANY NAME to keep such property. Replicator shall not remove any COMPANY NAME property from COMPANY NAME premises without written authorization from COMPANY NAME.
7. As part of this Agreement and without additional compensation, Replicator acknowledges and agrees that any and all tangible and intangible property and work products, ideas, inventions, discoveries and improvements, whether or not patentable, which are conceived/developed/created/obtained or first reduced to practice by Replicator for COMPANY NAME in connection with the performance of the Services (collectively referred to as the “Work Product”), including, without limitation, all technical notes, schematics, software source and object code, prototypes,

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breadboards, computer models, artwork, sketches, designs, drawings, paintings, illustrations, computer generated artwork, animations, video, film, artistic materials, photographs, literature, methods, processes, voice recordings, vocal performances, narrations, spoken word recordings and unique character voices, shall be considered “works made for hire” and therefore all right, title and interest therein (including, without limitation, patents and copyrights) shall vest exclusively in COMPANY NAME. To the extent that all or any part of such Work Product does not qualify as a “work made for hire” under applicable law, Replicator without further compensation therefor does hereby irrevocably assign, transfer and convey in perpetuity to COMPANY NAME and its successors and assigns the entire worldwide right, title, and interest in and to the Work Product including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to COMPANY NAME and its successors and assigns of any and all moral rights which Replicator may have in the Work Product. Replicator acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of the works; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing.
8. None of the Work Product is to be used by Replicator on any other project or with any other client except with COMPANY NAME’s written consent. If any part of such Work Product is the work of a subcontractor employed by Replicator, then Replicator shall require such subcontractors to execute an assignment document so as to secure for COMPANY NAME exclusive ownership in such Work Product. In the event Replicator is unable to obtain exclusive ownership from such subcontractors, Replicator shall obtain a license for the benefit of COMPANY NAME. Replicator shall promptly thereafter deliver such originally executed assignment or license documents to COMPANY NAME.
9. With respect to all subject matter including ideas, processes, designs and methods which Replicator discloses or uses in the performance of the Services: a) Replicator warrants that Replicator has the right to make disclosure and use thereof without liability or compensation to others; b) to the extent that Replicator has patent applications, patents or other rights in the subject matter, Replicator hereby grants COMPANY NAME, subsidiaries and affiliates a royalty-free, irrevocable world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter, excluding only such subject matter, if any, which is set forth in writing in Exhibit 1 and which is agreed to specifically by COMPANY NAME as being excluded from the grant; and c) Replicator agrees to defend indemnify and hold COMPANY NAME harmless from any claims, litigations, actions, damages or fees of any kind (including reasonable attorney’s fees) arising from COMPANY NAME’s or Replicator’s use or disclosure of subject matter which Replicator knows or reasonably should know others have rights in, except, however, for subject matter and the identity of others having rights therein that Replicator discloses to COMPANY NAME in writing before COMPANY NAME uses the subject matter.
10. It is understood and agreed that in performing the Services for COMPANY NAME hereunder, Replicator shall act in the capacity of an independent contractor and not as an employee or agent of COMPANY NAME. Replicator agrees that it shall not represent itself as the agent or legal representative of COMPANY NAME for any purpose whatsoever. When Replicator is working on the premises of COMPANY NAME, Replicator shall observe the working hours, working rules, and security procedures established by COMPANY NAME. No right or interest in this Agreement shall be assigned by Replicator without the prior written permission of COMPANY NAME, and no delegation of the performance of the Services or other obligations owed by Replicator to COMPANY NAME shall be made without the prior written consent of COMPANY NAME. This Agreement shall be deemed to have been made and executed in the State of California and any dispute arising hereunder shall be resolved in accordance with the law of California. This Agreement may be amended, altered or modified only by an instrument in writing, specifying such amendment, alteration or modification, executed by both parties. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by an officer or agent of each and has been delivered to the parties.

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Agreed to and Accepted:

COMPANY NAME	Replicator

Signature	Signature

Date:	Date:

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EXHIBIT “G” APPROVAL REQUEST	Tracking No.

☐	First submission. We will assign a tracking number if this is first submission.
Always use this number when resubmitting this item.

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EXHIBIT “H” GUARANTEE AGREEMENT
     THIS GUARANTY, dated as of December ____, 2006 (the “Guaranty”), by and among GigaMedia Limited, a corporation incorporated, organized and existing under the laws of Taiwan, having its principal office at [14/F, 122, Tunhwa North Road, Taipei, Taiwan, and Infocomm Asia Holdings Pte Ltd, a company incorporated, organized and existing under the laws of Singapore, having its principal office at 100 Beach Road, #34-01 Shaw Tower, Singapore 189702 (collectively, the “Guarantor”), is provided on a joint and several basis in favor of HanbitSoft Inc, a corporation duly organized and existing under the laws of the Republic of Korea, having its principal office at Specialty Construction Center 25F, 395-70, Shindaebang-2dong, Dongjak-gu, Seoul, Republic of Korea (“HBS”) and Flagship Studios, Inc., a corporation organized under the laws of the State of Delaware (“Flagship”), and sets forth the irrevocable (during the period in which Guaranteed Obligations (as defined below) exist) and joint and several guaranty of the Guarantor regarding the obligations of Obligor (as defined below) under the Agreement (as defined below). HBS and Flagship are hereinafter sometimes referred to, singly and collectively as the “Companies”.
PRELIMINARY STATEMENT
HBS contemplates entering into a License and Distribution Agreement to be dated of even date herewith (as amended from time to time, the “Agreement”) with DRAGONGATE ENTERPRISES LIMITED, a company incorporated under the laws of British Virgin Islands, having its principal office at ____ Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Obligor”). It is a condition to the obligation of HBS to enter into and perform its obligations under the Agreement that the Guarantor execute this Guaranty in favor of the Companies. The Guarantor is willing to provide this Guaranty to induce the Companies to enter into and perform its obligations under the Agreement.
     Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement.
     1. Guaranty; Direct Obligations. Subject to the terms and conditions set forth herein, the Guarantor hereby irrevocably (during the period in which Guaranteed Obligations (as defined below) exist) guarantees to the Companies (i) the full and prompt payment when due of all the payment obligations of the Obligor under the Agreement, whether for revenue share obligations, payments of advances or otherwise, and (ii) the full and prompt performance by the Obligor of all of its performance obligations in respect of the Agreement (clauses (i) and (ii), collectively, the “Guaranteed Obligations”). In the event of any default by the Obligor in the payment or performance of any of the Guaranteed Obligations, the Guarantor shall, on demand by Notice (as hereinafter defined), forthwith pay in full to the Companies and perform such Guaranteed Obligations; provided, however, that Guarantor’s obligations hereunder are subject in their entirety to any and all laws, regulations or equitable principles now or hereafter in effect which would modify or restrict the Guaranteed Obligations. For the avoidance of doubt, the parties hereto acknowledge and agree that the obligations of Guarantor hereunder are joint and several and accordingly, the Companies may seek to enforce such obligations against one or both of the entities comprising the Guarantor for the full Guaranteed Obligations, each of which has agreed to guaranty, and be liable for, jointly and severally, the Guaranteed Obligations.
     2. Absolute Obligation; Waiver of Defenses.
     2.1 Invalidity. The Guarantor agrees that the Guaranteed Obligations shall be absolute irrespective of any inaccuracy or breach of any representation or warranty made by the Obligor in Section 8.1 of the Agreement or by the Guarantor in this Guaranty.
     2.2 Protest. The Guarantor hereby waives any protest, diligence, demand or notice with respect to any breach by the Obligor of its obligations under the Agreement, except for demand by Notice for payment or performance of this Guaranty as provided in Section 1, and the Guarantor hereby waives the filing of any proof of claim or any diligence with respect to any proceeding of bankruptcy, insolvency, winding up, receivership, reorganization or analogous proceeding of the Obligor.

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     2.3 Modification. The Guarantor agrees that the Guaranteed Obligations shall be absolute irrespective of (i) any amendment, modification, waiver or consent of the Companies with respect to the Agreement, whether or not the Guarantor has received Notice thereof or has given consent thereto, including any change in the time, manner, place or currency of payment or any change in the amount of the payment of obligations of the Obligor thereunder or any postponement or indulgence granted by the Companies with respect to the payment of the Guaranteed Obligations, or the performance by the Obligor of any term of the Agreement and (ii) any amendment, modification, waiver, release or termination of any rights of the Companies pursuant to the Agreement or any amendment, modification, waiver, release or termination of any rights, mortgages, security interests, liens, charges or other encumbrances created pursuant to the Agreement notwithstanding that any such amendment, modification, waiver, release or termination may diminish the value of assets or collateral, if any, against which the Companies can realize value as an alternative to a demand for payment or performance under this Guaranty. Notwithstanding the foregoing, however, any such amendment, modification, consent, waiver, release or termination of any rights shall be deemed to modify the Guaranteed Obligations to the extent that Obligor’s underlying obligations are so modified.
     2.4 Collection. The Guarantor agrees that the Guaranteed Obligations shall be absolute, and the Companies shall have the right to demand and receive payment or performance of such Guaranteed Obligations without any prior attempt or undertaking to collect amounts past due from the Obligor or to enforce performance past due by the Obligor and without any attempt or undertaking to foreclose on, or to realize value from, any collateral. The Guarantor further agrees that the election of any remedy by the Companies shall not preclude the Companies from the right to payment or performance under this Guaranty, and this Guaranty shall continue in full force and effect and constitute the enforceable obligation of the Guarantor notwithstanding the dismissal, compromise or abandonment of any proceeding against the Obligor or in relation to the Agreement; provided, however, that prior to compromising or settling any proceeding against the Obligor or in relation to the Agreement, the Companies shall provide not less than ten (10) business days prior written notice to Guarantor. In the event that the Companies do elect to undertake collection from the Obligor or does elect to enforce the Agreement, any deficiency or remaining amount due following such collection proceeding is guaranteed hereunder as a Guaranteed Obligation and shall be paid by the Guarantor without limitation. If the Companies, by taking any action or commencing any proceeding were to forfeit or release any rights against the Guarantor because of the application of any laws or equitable principles relating to the “election of remedies”, then, to the fullest extent permitted by law, the Guarantor hereby waives and consents to such action or proceeding by the Companies constituting such “election of remedies”, and such waiver and consent shall be effective even if that results in a full or partial loss by the Guarantor of any rights of subrogation, contribution or reimbursement that the Guarantor might otherwise have had, again provided that prior to compromising or settling any proceeding against the Obligor or in relation to the Agreement, the Companies shall provide not less than ten (10) business days prior written notice to Guarantor.
     2.5 Bankruptcy. The Guarantor agrees that the Guaranteed Obligations shall be absolute notwithstanding the commencement of any proceeding in bankruptcy, receivership, reorganization or analogous proceedings under the United States Bankruptcy Code of 1978, as amended, 11 U.S.C. Secs. 101-1330 (the “Bankruptcy Code”) or any other foreign laws similar thereto with respect to the Obligor, The Guaranteed Obligations shall not be modified or affected by reason of any election by the Companies in any such proceeding of the application of Section 1111 (b)(2) of the Bankruptcy Code or any similar election in an analogous proceeding or by the disallowance under the Bankruptcy Code or foreign laws similar thereto of all or any portion of the claims of the Companies for payment or performance by the Obligor of its obligations under the Agreement. The Guarantor consents and agrees that the Companies shall be under no obligation to marshal any assets or property of the Obligor in order to protect the interest of the Guarantor with respect to any claims, by subrogation or otherwise, for reimbursement after payment by the Guarantor to the Companies hereunder.
     3. Representations and Warranties. The Guarantor hereby represents and warrants that, as of the date of this Guaranty: (i) the Guarantor is duly organized, validly existing and in good standing under the laws of the place of its incorporation or organization; (ii) this Guaranty has been duly and validly authorized and executed by persons with authority to bind the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies); (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty, except for such notices and filings which, if not filed, would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole; (iv) the execution, delivery

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and performance by the Guarantor of this Guaranty do not and will not conflict with, contravene, violate or result in a breach of or default under any laws applicable to the Guarantor or any order, decree or judgment of any court or governmental authority binding on the Guarantor or any agreement or instrument to which the Guarantor is a party or by which it or any of its assets are bound, except for such conflicts, contraventions, violations, breaches or defaults as would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole, and will not result in or require the creation or imposition of any lien, charge or encumbrance upon any assets of the Guarantor, except for such liens, charges or encumbrances as would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole; and (v) the Guarantor is solvent and able to pay its debts as they become due.
     4. Currency. All sums payable by the Guarantor hereunder shall be payable to the Companies in the currency, place and manner of payment required by the Agreement.
     5. Survival. This Guaranty shall remain in full force and effect until payment in full and performance in full of the Guaranteed Obligations.
     6. Cumulative Rights. No failure on the part of the Companies to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative or exclusive, and such rights and remedies shall exist in addition to all other rights and remedies of the Companies in relation to this Guaranty and the Agreement in accordance with the provisions thereof and applicable law. Failure by the Companies at any time or times hereafter to require strict performance by the Obligor or the Guarantor of any of the terms and conditions of this Guaranty or of the Agreement shall not waive, release or diminish any right of the Companies at any other time to demand strict performance thereof, and such right shall not be deemed to have been waived or released by any act, course of conduct or knowledge of the Companies, its agents, officers or employees, unless such waiver or release is contained in an instrument in writing signed by the Companies. No waiver by the Companies of any default of the Obligor or the Guarantor shall operate as a waiver of any other default or the same default on a future occasion. Any determination by an arbitrator or court of competent jurisdiction of the amount of the Guaranteed Obligations shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a parly to the suit or action in which such determination was made; provided, however, that prior to seeking such determination, the Companies shall provide not less than ten (10) business days prior written notice to Guarantor.
     7. Amendments. This Guaranty may be amended, supplemented, waived or modified only by an instrument in writing signed by the Guarantor and consented to by the Companies.
     8. Assignments. This Guaranty shall be binding upon and inure to the benefit of the Parties’ permitted successors and permitted assigns. Guarantor may not assign this Agreement, in whole or in part, without the Companies’ written consent.
     9. Notices. All notices and demands hereunder shall be in writing and shall be served by personal delivery, express courier, or mail at the address of the receiving party set forth in the Agreement (or at such different address as may be designated by such party by written notice to the other party), and shall be deemed complete upon receipt. All notices or demands by mail shall be by certified or registered airmail, return receipt requested. If receipt of such notice or demand is refused or a party has changed its address without informing the other, the notice shall be deemed to have been given and received upon the seventh (7th) day following the date upon which it is first postmarked by the postal service of the sender’s nation.
     10. Governing Law and Jurisdiction. This Guarantee shall be governed by and construed in accordance with the laws of the State of California, USA. THE APPLICATION OF THE UNITED NATIONS CONVENTION OF CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS IS EXPRESSLY EXCLUDED. If any dispute, difference of opinion or claim which HBS and Guarantor are unable to resolve through amicable negotiation arises out of, or in connection with this Agreement, either party may, after having the other party hereto so notified with a notice period of no less than twenty (20) days, refer the matter in question to arbitration for settlement in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more (maximum of three (3)) arbitrators appointed in accordance with the said Rules. The arbitration with regard such claims shall be conducted in Hong Kong. Both parties hereby submit to the jurisdiction of such body over each of them personally in connection with such litigation, and waive any objection to venue and any claim that such forum is an inconvenient

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forum. Notwithstanding any of the foregoing to the contrary, Guarantor hereto voluntarily and irrevocably submits and consents to the sole and exclusive jurisdiction of the courts of the State of California, San Francisco county, including Federal courts located therein, should Federal jurisdiction requirements exist, in any action brought by Flagship to enforce (or otherwise relating to) this Guarantee, and Guarantor hereby waives any objection thereto on the basis of personal jurisdiction or venue. The English-language version of this Guarantee controls when interpreting this Guarantee and all proceedings shall be conducted in English.
     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized officers or other representative as of the date first set forth above.

GUARANTOR:

INFOCOMM ASIA HOLDINGS PTE. LTD.
By:	/s/ Roland Ong

Name:	Roland Ong
Title:	CEO

GIGAMEDIA LIMITED

BY:	/s/ Arthur Wang

Name:	Arthur Wang
Title:	CEO

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